UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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CIGNA Corporation

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CIGNA Corporation One Liberty Place 1650 Market Street Philadelphia, PA 19192-1550 March 21, 2005

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

CIGNA Corporation Shareholders:

The Annual Meeting of Shareholders will be held on Wednesday, April 27, 2005, at 3:30 p.m. at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions to The Gregg Conference Center are on the back of the attached proxy statement.

At the meeting, we will ask shareholders to:

1.	Elect three Directors for terms expiring in April 2008 and one Director for a term expiring in April 2006;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005; and

3.	Approve the CIGNA Long-Term Incentive Plan (As Amended and Restated effective as of January 1, 2005).

CIGNA shareholders of record at the close of business on February 28, 2005, are entitled to notice of and to vote at the meeting and any adjournment thereof. Your vote is important, even if you do not own many shares. We urge you to mark, date, sign and return the enclosed proxy/voting instruction card or, if you prefer, to vote by telephone or by using the Internet.

Sincerely,

H. EDWARD HANWAY Chairman and Chief Executive Officer

By order of the Directors

CAROL J. WARD Corporate Secretary

CIGNA CORPORATION

ONE LIBERTY PLACE

1650 MARKET STREET

PHILADELPHIA, PA 19192-1550

CIGNA CORPORATION

One Liberty Place

1650 Market Street

Philadelphia, Pa 19192-1550

March 21, 2005

Proxy Statement

General Information About CIGNA’s Annual Meeting

When and where is the annual meeting?

The annual meeting will be held on Wednesday, April 27, 2005, at 3:30 p.m. at The Gregg Conference Center at The American College located at 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions are on the back of the proxy statement.

When will CIGNA begin mailing the proxy statement, proxy/voting instruction card and 2004 Annual Report to Shareholders?

On or about March 21, 2005.

Who is entitled to vote at the annual meeting?

Anyone who owns CIGNA common stock as of the close of business on February 28, 2005, the “record date,” is entitled to one vote per share owned. There were 132,469,442 shares of CIGNA common stock outstanding on that date.

Who is seeking authority to vote my shares and when?

CIGNA’s Board of Directors is sending you this proxy statement to solicit your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the April 27, 2005 meeting and at any adjournment (or continuation) of that meeting.

What is householding?

If you and other residents at your mailing address own shares of CIGNA stock in “street name,” your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker or bank will send one copy of our annual report and proxy statement to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you would like to receive your own set of CIGNA’s future annual reports and proxy statements, or if you share an address with another CIGNA shareholder and together both of you would like to receive only a single set of CIGNA annual disclosure documents, please contact ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call them at 800.542.1061. Be sure to indicate your name, the name of your brokerage firm or bank and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement or our annual report, we will send a copy to you if you address a written request to CIGNA Corporation, Shareholder Services, 1650 Market Street, OL57B, Philadelphia, PA 19192 or call 215.761.3516.

Proposals for a Shareholder Vote

What proposals are being presented for a shareholder vote?

Management is presenting three proposals for a shareholder vote.

Item 1.    Election of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES, PETER N. LARSON, CAROL COX WAIT AND WILLIAM ZOLLARS, TO BE DIRECTORS WITH TERMS EXPIRING APRIL 2008 AND MARILYN WARE TO BE A DIRECTOR WITH A TERM EXPIRING APRIL 2006.

You can find information about the Board’s nominees, as well as information about CIGNA’s Board of Directors and its committees, Director compensation, and other related matters, beginning on page 6.

Item 2.    Ratification of Appointment of PricewaterhouseCoopers LLP

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2005.

You can find information about CIGNA’s relationship with PricewaterhouseCoopers LLP beginning on page 18.

Item 3.    Approval of CIGNA Long-Term Incentive Plan (As Amended and Restated effective as of January 1, 2005)

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO APPROVE THE CIGNA LONG-TERM INCENTIVE PLAN AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005.

You can find information about the Amended and Restated CIGNA Long-Term Incentive Plan beginning on page 21.

What other matters may arise at the meeting?

We do not know of any other matters that will come before the shareholders during the annual meeting. The chairman of the meeting may refuse to allow presentation of a proposal or a nomination for the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted. The requirements for properly submitting proposals and nominations from the floor of the Annual Meeting for this year’s meeting were described in CIGNA’s 2004 Proxy Statement and are similar to those described on page 41 for next year’s meeting.

How will voting on other business be conducted?

If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

General Information About Voting

What constitutes a quorum and why do you need one?

In order to transact business at an annual meeting, we must have a “quorum,” or the presence of a prescribed number of voting shares. For this meeting, we need the holders of two-fifths of the issued and outstanding shares entitled to vote to either be represented by proxy or attend in person. If you attend the meeting or submit your proxy but abstain from voting, your shares will count toward a quorum.

What vote is required to approve each proposal?

The four nominees who receive a plurality (the greatest number) of votes cast on Item 1 will be elected as Directors. We need the affirmative vote of a majority of the shareholders present in person at the meeting or represented by proxy and entitled to vote on the subject matter, for all other matters, including to ratify the appointment of independent auditors and to approve the CIGNA Long-Term Incentive Plan, provided that the total votes cast on the proposal to approve the CIGNA Long-Term Incentive Plan represents more than 50% of all shares entitled to vote on the proposal. Abstentions will not affect the outcome of the election of Directors, but abstentions will have the same effect as “against” votes on the ratification of appointment of independent auditors and on the approval of the CIGNA Long-Term Incentive Plan. Votes withheld by brokers in the absence of instructions from street-name holders (broker non-votes) will not affect the outcome of the vote on the CIGNA Long-Term Incentive Plan, unless the votes otherwise cast constitute less than 50% of all shares entitled to vote on the proposal.

In order for the CIGNA Long-Term Incentive Plan to be approved, the votes on the proposal must be sufficient to meet the approval requirements under both the Company’s by-laws and the NYSE rules.

Who can vote my shares?

Many CIGNA shareholders own their shares in “street name,” which means that brokers are actually the record owners entitled to vote the shares under NYSE rules. Brokers will have discretionary authority to vote on Item 1 – Election of Directors, and Item 2 – Ratification of Appointment of PricewaterhouseCoopers LLP, as described in this proxy statement, which means that your broker can vote your “street name” shares on Items 1 and 2 even if you do not give specific voting instructions. If you do not give specific voting instructions on Item 3 – Approval of CIGNA Long-Term Incentive Plan, described in this proxy statement to your broker or bank, they will have no authority to vote on Item 3, resulting in a broker non-vote.

How do I vote?

There are four ways that you can vote your shares.

1. Over the Internet.    Vote at http://www.proxyvoting.com/ci. The Internet voting system is available 24 hours a day until 11:59 p.m. E.D.T. on Tuesday, April 26, 2005. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

2. By telephone.    Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m. E.D.T. on Tuesday, April 26, 2005. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

3. By mail.    Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before the polls close at the meeting. If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares for Items 1, 2 and 3. If any other matters arise during the meeting that require a vote, the representatives will exercise their discretion.

4. In person.    Attend the annual meeting, or send a personal representative with an appropriate proxy, in order to vote.

How do I vote if a bank, broker, or other nominee holds my shares?

If your shares of CIGNA stock are held in the name of a bank, broker, or other nominee (in “street name”), your ability to vote by Internet or telephone depends on their voting process. Please follow their directions carefully. If you want to vote shares of CIGNA stock that you hold in “street name” at the annual meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy for entrance to the meeting.

Requirements for confidential voting. If you want your vote to be confidential, you must indicate that when you submit your proxy. If you choose confidential voting, your votes can be revealed to CIGNA only in limited circumstances, such as to meet a legal requirement or in contested Board elections.

How do I revoke my proxy or change my voting instructions?

There are four ways that you can revoke your proxy or change your voting instructions.

1. Enter new instructions on either the telephone or Internet voting system before 11:59 p.m. E.D.T. on Tuesday, April 26, 2005.

2. Submit a new proxy card bearing a date later than your last vote.    We must receive your new proxy card before the annual meeting begins.

3. Write to the Corporate Secretary, Carol J. Ward, at the address given for CIGNA Corporation in the meeting notice on the cover of this proxy statement.    Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. She must receive your letter before the annual meeting begins.

4. Attend the annual meeting and vote in person (or by personal representative with an appropriate proxy).

What do I do if I have money in the CIGNA Stock Fund of the CIGNA or Intracorp 401(k) plans?

If you have money in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan, you do not actually own shares of CIGNA stock. The plan trustees do. Under the plans, however, you have “pass-through voting rights” based on your interest — the amount of money you have invested — in the CIGNA Stock Fund. You may exercise “pass-through voting rights” in almost the same way that shareholders may vote their shares, but you have an earlier deadline. If your voting instructions are received by 11:59 p.m. E.D.T. on April 22, 2005, the trustee will submit a proxy that reflects your instructions. You may not vote in person at the annual meeting.

If you have money in the CIGNA Stock Fund of the CIGNA 401(k) Plan and you do not give voting instructions (or give them late), the trustees will vote your interest in the CIGNA Stock Fund as instructed by a CIGNA management advisory committee. If you have money in the CIGNA Stock Fund of the Intracorp 401(k) Performance Sharing Plan and you do not give voting instructions (or give them late), your shares will not be voted.

You may send your instructions to your plan trustee by using the mail (proxy/voting instruction card), telephone or Internet methods described on the proxy/voting instruction card. Your voting instructions will be kept confidential under the terms of the plans. You may not vote in person at the annual meeting.

Information About Item 1: Election of Directors

The Board determined that four Directors will be elected at the 2005 annual meeting of shareholders and set the size of the Board at ten, coincident with the annual meeting. The Board nominated three incumbent Directors, Peter N. Larson, Carol Cox Wait, and William Zollars to stand for election for terms ending April 2008 and one incumbent Director, Marilyn Ware, to stand for election for a term ending April 2006, as indicated below. All nominees have consented to serve, and the Board does not know of any reason why any would be unable to serve. If a nominee becomes unavailable or unable to serve before the annual meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute, proxies that would have been cast for the original nominee will be cast for the substitute nominee.

Charles R. Shoemate, an incumbent Director, will retire from the Board at the 2005 annual meeting and Joseph Neubauer, an incumbent Director, will not stand for re-election at the 2005 annual meeting.

The Board has determined that non-employee Directors shall retire no later than the annual meeting of shareholders following their seventy-second birthday.

The Board of Directors’ nominees for terms to expire in April 2008:

Peter N. Larson

Peter Larson, 65, has been a Director of CIGNA Corporation since 1997. Mr. Larson was Chairman and Chief Executive Officer of Brunswick Corporation (a producer of recreational consumer products) from 1995 until 2000. He also served as an executive officer and Director of Johnson & Johnson (a health care product manufacturer) from 1991 until 1995. Mr. Larson serves as the Chairman of CIGNA’s Finance Committee and a member of the Audit Committee.

Carol Cox Wait

Carol Cox Wait, 62, has been a Director of CIGNA Corporation since 1995. Ms. Wait has been President of Boggs, Atkinson, Inc. (a real estate company) since 2003. She was a Director, President and Chief Executive Officer of the Committee for a Responsible Federal Budget (a bi-partisan, educational, non-profit organization) from 1981 until 2003. She was President of Carol Cox and Associates (a consulting firm) from 1984 until 2003. Ms. Wait serves as a member of CIGNA’s Audit Committee and Finance Committee.

William D. Zollars

William Zollars, 57, has been a Director of CIGNA Corporation since February 25, 2005. Mr. Zollars has served as Chairman, President and Chief Executive Officer of Yellow Roadway Corporation (a holding company whose subsidiaries provide regional, national and international transportation and related services) since 1999. He is also a Director of ProLogis Trust. SpencerStuart, a third party search firm, recommended Mr. Zollars to CIGNA’s Corporate Governance Committee as a potential nominee to CIGNA’s Board. Effective February 25, 2005, Mr. Zollars serves as a member of CIGNA’s People Resources Committee and Finance Committee.

The Board of Directors’ nominee for a term to expire in April 2006:

Marilyn Ware

Marilyn Ware, 61, has been a Director of CIGNA Corporation since 1993. Ms. Ware has been the Chief Executive Officer of the Ware Family Offices since 1996. She served as Chairman of American Water Works (a water utility holding company) from 1988 until 2003. She currently serves as Chairman Emeritus of American Water, a wholly-owned subsidiary of Thames Water as well as a member of the RWE Economic Advisory Board and Thames Water International Advisory Council. Ms. Ware serves as the Chairman of CIGNA’s Corporate Governance Committee and a member of the People Resources Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ABOVE NOMINEES.

Directors who will continue in office:

Robert H. Campbell

Bob Campbell, 67, has been a Director of CIGNA Corporation since 1992. His current term expires in April 2007. Mr. Campbell was Chairman of Sunoco, Inc. (a domestic refiner and marketer of petroleum products) from 1992 until 2000, Chief Executive Officer from 1991 until 2000 and President from 1991 until 1996. He is also a Director of Hershey Foods Corporation and Vical, Inc. Mr. Campbell serves as a member of CIGNA’s Finance Committee and People Resources Committee.

H. Edward Hanway

Ed Hanway, 53, has been a Director of CIGNA Corporation since 1999. His current term expires in April 2006. He has been Chairman of the Board of CIGNA Corporation since December 2000, Chief Executive Officer since January 2000, President since January 1999 and Chief Operating Officer from January 1999 until January 2000. Mr. Hanway served as President of CIGNA HealthCare from 1996 until 1999 and President of CIGNA International from 1989 until 1996. He has been associated with CIGNA since 1978. Mr. Hanway also serves as Chairman of CIGNA’s Executive Committee.

Jane E. Henney, M.D.

Jane Henney, 57, has been a Director of CIGNA Corporation since 2004. Her current term expires in April 2007. Dr. Henney has been Senior Vice President and Provost, Health Affairs at University of Cincinnati Medical Center since July 2003. Dr. Henney was Senior Scholar at the Association of Academic Health Centers from 2001 until June 2003 and Commissioner of the U.S. Food & Drug Administration from 1998 until January 2001. She is also a Director of AmerisourceBergen Corporation and AstraZeneca PLC. Dr. Henney serves as a member of CIGNA’s Audit Committee and Corporate Governance Committee.

Louis W. Sullivan, M.D.

Lou Sullivan, 71, has been a Director of CIGNA Corporation since 1993. Dr. Sullivan will retire coincident with the 2006 Annual Meeting of Shareholders. He has been President Emeritus of Morehouse School of Medicine since June 2002. Dr. Sullivan served as President of Morehouse School of Medicine from 1981 until 2002, except from 1989 until 1993, when he served as the United States Secretary of Health and Human Services. He is also a Director of Bristol-Myers Squibb Company, Georgia Pacific Corporation, 3M Company, BioSante Pharmaceuticals, Inc., Henry Schein, Inc., and United Therapeutics Corporation. Dr. Sullivan has indicated that he will reduce the number of public company boards on which he serves to six or fewer by the end of May 2006. Dr. Sullivan serves as a member of CIGNA’s People Resources Committee and Corporate Governance Committee.

Harold A. Wagner

H. A. Wagner, 69, has been a Director of CIGNA Corporation since 1997. His current term expires in April 2006. He has been Non-Executive Chairman of Agere Systems Inc. (a provider of communications components) since 2001. Mr. Wagner served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. (a supplier of industrial gases and related equipment and selected chemicals) from 1992 to 2000 and as its President from 1992 to 1998. He is also a Director of Paccar Inc., United Technologies Corporation and Maersk Inc., a subsidiary of A.P. Moller. Mr. Wagner serves as Chairman of CIGNA’s People Resources Committee and a member of the Corporate Governance Committee.

Donna F. Zarcone

Donna Zarcone, 47, has been a Director of CIGNA Corporation since February 11, 2005. Her current term expires in April 2007. Ms. Zarcone has served as President and Chief Operating Officer of Harley-Davidson Financial Services, Inc. (a provider of wholesale and retail financing, insurance and credit card programs to Harley-Davidson dealers and riders in the United States, Canada and select European countries), a wholly owned subsidiary of Harley-Davidson, Inc. since 1998. SpencerStuart, a third party search firm, recommended Ms. Zarcone to CIGNA’s Corporate Governance Committee as a potential nominee to CIGNA’s Board. Effective February 25, 2005, Ms. Zarcone serves as a member of CIGNA’s Audit Committee and Finance Committee.

CIGNA Corporation’s Corporate Governance Policies, including the Company’s Board Practices, Committee Charters and Code of Ethics and Compliance Policies, are posted at http://www.cigna.com/general/about/governance/index.html and are available in print to any shareholder who requests them by writing to the Corporate Secretary, CIGNA Corporation, One Liberty Place, 1650 Market Street, Philadelphia, PA 19192-1550. CIGNA Corporation’s Standards of Director Independence are specified in the Company’s Board Practices and are detailed below. The Board of Directors’ Audit Committee Charter was revised and adopted effective as of February 1, 2005, and is also attached to this Proxy Statement as Appendix A. The CIGNA Corporation Code of Ethics and Compliance Policies apply to directors, officers, employees and agents of CIGNA Corporation and its subsidiaries throughout the world.

CIGNA Corporation Board Practices

Organizing the CIGNA Corporation Board of Directors’ work is an inherently dynamic process. The Board and Committees periodically review their practices with the goal of increasing their effectiveness, and thereby maximizing shareholder value. Over the years, the Board and Committees have regularly modified their practices. The following are the current practices:

Board Structure and Composition

CIGNA Corporation’s by-laws allow for a Board of eight to sixteen members. The Board and its Corporate Governance Committee each periodically consider the appropriate size of the Board. There is a strong commitment to a Board composed principally of independent, non-employee Directors. CIGNA Corporation has never had more than two employee Directors.

Independence

To be considered independent under the New York Stock Exchange, Inc. rules, the Board must determine that a Director has no material relationship with CIGNA (either directly or as a partner, shareholder or officer of an organization that has a relationship with CIGNA). The Board has established these guidelines to assist it in determining Director independence.

(a)	A CIGNA Director is not independent if:

(i)	The Director is, or has been within the last three years, an employee of CIGNA, or an immediate family member is, or has been within the last three years, an Executive Officer of CIGNA.
(ii)	The Director has received, or has an immediate family member who has received (other than in a non-executive officer employee capacity), during any twelve-month period within the last three years, more than $100,000 in direct compensation from CIGNA, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
(iii)	The Director is a current partner or employee, or an immediate family member is a current partner, of CIGNA’s internal or external auditor.
(iv)	The Director has an immediate family member who is a current employee of CIGNA’s internal or external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice.
(v)	The Director or an immediate family member was within the last three years (but is no longer) a partner or employee of CIGNA’s internal or external auditor and personally worked on CIGNA’s audit within that time.
(vi)	The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of CIGNA’s present executives at the same time serves or served on that company’s compensation committee.

(vii)	The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, CIGNA for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of the other company’s consolidated gross revenue.

(b)	In addition, the following commercial or charitable relationships during the past year will not be considered to be material relationships that would impair a Director’s independence:

(i)	if a Director is an executive officer of another company in which CIGNA owns a common stock interest, and the amount of the common stock interest is less than five percent of the total shareholders’ equity of the company he or she serves as an executive officer; and
(ii)	if a Director, his/her spouse or anyone (other than domestic employees) sharing the home of a CIGNA Director serves as an executive officer, director or trustee (or equivalent) of a charitable organization, and CIGNA’s discretionary charitable contributions to the organization during the past year are less than the greater of $100,000 or two percent of that organization’s annual gross revenue. (CIGNA’s automatic matching of employee charitable contributions will not be included in the amount of CIGNA’s contributions for this purpose.)

In addition, a commercial relationship in which a Director is an executive officer of another company that owns a common stock interest in CIGNA will not be considered to be a material relationship which would impair a Director’s independence.

(c)	For relationships outside the safe-harbor guidelines in (b) above, the determinations of whether the relationship is material or not, and therefore whether the Director would be independent or not, shall be made by the Directors who satisfy the independence guidelines set forth in (a) and (b) above. CIGNA would explain in its proxy statement the basis for any Board determination that a relationship was immaterial, despite the fact that it did not meet the safe-harbor for immateriality set forth in subsection (b) above.

Director Responsibilities

The Corporate Governance Committee is responsible for advising the Board with respect to the Board’s membership. In fulfilling that responsibility, the Committee develops and the Board approves the “Responsibilities of CIGNA Corporation Directors.” Those responsibilities are:

•	Independence and integrity;
•	Good understanding of CIGNA’s businesses;
•	Understanding the importance of representing the total shareholder constituency and increasing shareholder value;
•	Active, objective and constructive participation at Board and Committee meetings;
•	Review and understanding of advance briefing materials;
•	Sharing one’s expertise, experience, knowledge and insights as they relate to the matters before the Board;
•	Advancing CIGNA’s purposes and reputation;
•	Effectively contributing to management evaluation and succession planning;
•	Availability to the Chief Executive Officer for consultation; and
•	Regular attendance.

Director Selection

Beyond the “Responsibilities,” the Corporate Governance Committee, in consultation with the Board, develops more specific Director Recruitment Criteria to guide Director searches. The criteria are as follows:

•	Directors should represent all shareholders.
•	Directors must be free of conflicts of interest.
•	Directors must possess good judgment and the ability to analyze complex business and public issues.

•	Directors must have demonstrated a high degree of achievement in their respective fields.
•	Diversity, in its many forms, is actively pursued.
•	Governing CIGNA Corporation effectively requires a wide range of capabilities and professional attributes, among them:
•	Financial acumen;
•	Insight into the process of developing and delivering high-quality products and services that respond directly to customer needs and expectations;
•	Familiarity with channels of distribution;
•	Awareness of consumer market trends;
•	Insight into government relationships and processes;
•	Familiarity with processes for developing and implementing effective human resources policies and practices; and
•	Familiarity with the challenges of operating businesses in the international marketplace.

The Corporate Governance Committee and Board strive to ensure that the Board is comprised of individuals with these capabilities and professional attributes.

The Corporate Governance Committee is responsible for reviewing, advising and reporting to the Board regarding the Board’s membership and Director selection. In that capacity, the Committee welcomes shareholder suggestions for Board nominees. Shareholders desiring the Committee to consider their suggestions for Board nominees should submit their suggestions together with appropriate biographical information and qualifications to the Committee. Correspondence may be addressed to CIGNA Corporation, Corporate Secretary, 1650 Market Street, Philadelphia, Pennsylvania, 19192. The Corporate Governance Committee generally considers nominees in October for the following Annual Meeting. Accordingly, suggestions for Board nominees should be submitted by October 1st to ensure consideration at the following Annual Meeting. Shareholder suggestions for Board nominees are evaluated using the same criteria described above.

The chairman of the Corporate Governance Committee (or another Director designated by the chairman of the Corporate Governance Committee) interviews Director candidates prior to the Committee making its recommendation that the Board:

•	elect the candidate in the case of a Director vacancy; or
•	nominate the candidate for election by the shareholders.

The Board requires that any Director discontinuing the principal position that prevailed at the time of the Director’s election to the Board give notice and an offer of resignation to the Corporate Governance Committee.

Under ordinary circumstances, the Chief Executive Officer will leave the Board when he/she retires as a CIGNA employee.

Directors shall retire no later than the annual meeting of shareholders following their seventy-second birthday.

Committee Structure and Composition

The Corporate Governance Committee is responsible for ensuring the appropriateness and effectiveness of the Board’s committee structure. Annually, the Corporate Governance Committee reviews committee assignments. In consultation with the Chairman of the Board, it recommends (for action by the full Board) committee assignments for Directors, in line with Board needs and individual strengths. Directors generally serve on a working committee for about five years before rotating.

The Executive Committee has authority to manage CIGNA’s business between regular Board meetings. However, it is not intended to be a working committee and meets infrequently.

There currently are four working committees of the Board: Audit, Corporate Governance, Finance, and People Resources. The four working committees consist of Directors who meet the New York Stock Exchange’s standards for “independence.” In addition, Audit Committee members meet the Securities and Exchange Commission’s standards for “independence.” At least one Audit Committee member will be an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

The Board has, at various times, created ad hoc committees to focus on particular issues.

Summary of committee responsibilities: (Note: a current copy of the committee charters are posted on the Company’s website at http://www.cigna.com/general/about/governance/committee.html).

•	The Audit Committee is responsible for representing and assisting the Board in fulfilling its oversight responsibilities regarding the adequacy of internal controls, integrity of financial statements, compliance with legal requirements and adherence to ethical standards. It is also responsible for qualification and independence of, appointing, compensating, overseeing the work of and removing CIGNA Corporation’s independent auditors.
•	The Corporate Governance Committee is responsible for reviewing, advising, and reporting to the Board regarding the Board’s membership, structure, organization, governance practices, and performance as well as Director selection and compensation.
•	The Finance Committee is responsible for overseeing and advising the Board regarding the Corporation’s capital structure and use, long-term financial objectives and progress against those objectives, and investments.
•	The People Resources Committee is responsible for overseeing the policies and processes for people development, including the succession plan for the principal executive officers. In fulfilling that responsibility, the Committee conducts an annual management development and succession plan review. The Committee reports to the Board on this review. This Committee also evaluates the Chief Executive Officer annually and shares its assessment with the Board when reporting on compensation actions for the Chief Executive Officer. The Committee’s evaluation and report to the Board are done in the absence of the Chief Executive Officer. The results of the evaluation are shared with the Chief Executive Officer. The Committee also reviews and approves executive compensation plans and equity-based plans, subject to applicable Board and shareholder approvals.

Committee chairs regularly report to the full Board on Committee proceedings and actions.

Agenda, Materials, Education & Resources

The Board meeting schedule and agenda are developed with direct input from Directors. The duration of each meeting varies as business needs dictate.

Briefing materials generally are distributed at least a full week in advance of the Board and Committee meetings. The briefing materials include regular reviews of operating results, competitive performance, performance against plan and background information for the presentations and discussions to occur at the upcoming meetings.

New Directors participate in an orientation program. They meet with the Chief Executive Officer and staff officers at the time they join the Board. Upon election to a committee, they meet with that committee’s staff officer and are provided with more committee-specific training/reading.

The Board and committees regularly devote time to continuing Director education.

Directors are encouraged to attend continuing education courses.

The Board and its committees are able to access and retain appropriate independent advisors.

Periodically, Board meetings are devoted primarily to strategy issues.

Performance Evaluation

The Board regularly discusses its performance, and annually conducts a self-assessment. On an ongoing basis, Directors offer suggestions and alternatives intended to further improve Board performance.

Annually, each working committee reviews its performance and the adequacy of its written charter. Then, in consultation with the committee’s staff officer, it agrees upon a meeting schedule (including frequency and length of meetings) and tentative agenda for the upcoming year. Agenda items are added and deleted during the course of the year at the members’ request and as business developments warrant.

The Corporate Governance Committee reviews the performance of each Director annually — and always in advance of making a determination as to whether the Committee should recommend the Director’s renomination to the Board.

The Chairman conducts “exit” interviews with Directors at the conclusion of their service.

Senior Management and the Board

Over the years, the CIGNA Corporation Board has modified the roles and responsibilities of CIGNA’s top officers, utilizing in varying combinations and configurations the offices of Chairman, Chief Executive Officer, Co-Chairman, Vice Chairman, Chief Operating Officer and President as circumstances required. The Board is responsible for electing people to fill these positions.

Each committee is assigned a member of senior management to act as a staff officer. The staff officers attend the committee meetings and Board meetings. This gives Directors a range of contact people within the Company with whom they are familiar.

Several members of the Chief Executive Officer’s staff regularly attend Board meetings. Others attend when making presentations. In between meetings and at their discretion, Directors are free to contact members of management.

The Board has established a process to identify the next Chief Executive Officer. The Board has established “desired characteristics” for the Chief Executive Officer position, essentially to guide the succession planning process and management development programs.

Executive Sessions

The Board meets in Executive Session at the beginning of most Board meetings. An Executive Session without management is scheduled at the conclusion of most Board meetings. At least twice a year, the Board meets in extended Executive Session without the Chief Executive Officer. Generally, the appropriate committee chairperson leads the discussion in regularly scheduled Executive Sessions at which the Chief Executive Officer is not present.

Director Compensation

The Corporate Governance Committee reviews the non-employee Director compensation program annually with respect to competitiveness and appropriateness of compensation levels and program design. The Committee then makes recommendations to the Board for action.

Compensation paid by peers representing CIGNA’s core business competitors should be among the data considered in establishing compensation levels for CIGNA Directors.

Stock-based compensation has been and is an important component of the non-employee Director compensation program. Stock-based compensation is designed to promote stock ownership and align Director interests with those of shareholders.

Annually, Directors receive a significant part of their compensation in hypothetical stock units which they are required to hold for the duration of their service on the Board. Consequently, a Director should own in excess of $250,000 worth of shares of the Corporation’s common stock directly or as hypothetical stock units within three years of election to the Board.

No non-employee Director is paid consulting, advisory or other fees in addition to the compensation paid pursuant to the non-employee Director compensation program.

External Relationships

In general, management speaks for the Corporation. Inquiries from reporters, shareholders or others are referred to management for response.

Directors must consult with the Chairman and Chief Executive Officer prior to accepting additional for-profit directorships or more than three public company audit committee memberships.

The Board maintains an address for receipt of shareholder and interested party communications. Shareholders and interested parties may contact the Board of Directors, all of the non-employee Directors or specified individual Directors by writing to them at: Director Access Address, Attn: Office of the Corporate Secretary, 1650 Market Street, OL 56A, Philadelphia, PA 19192. All communications other than routine commercial solicitations will be compiled by the Corporate Secretary and periodically submitted to the Board or individual Directors. The Corporate Secretary will also promptly advise the appropriate member of management of any concerns relating to products or services.

The Board encourages Directors’ attendance at the Annual Meeting of Shareholders.

Board of Directors and committee meetings, membership, attendance and independence

The full Board held ten meetings during 2004 and acted by unanimous consent once.

The Board has five committees: Audit, Corporate Governance, Executive, Finance and People Resources. A summary description of each committee’s responsibilities can be found in Board Practices on page 11 of this proxy statement. The following table shows the members of each committee and how many meetings were held during 2004.

Committee Membership and Meetings Held During 2004

Name	Audit	Corporate Governance	Executive	Finance	People Resources
R. H. Campbell				M	M
H. E. Hanway			C
J. E. Henney, M.D.	M	M
P. N. Larson	M		M	C
J. Neubauer	C		M	M
C. R. Shoemate	M	M
L. W. Sullivan, M.D.		M			M
H. A. Wagner		M	M		C
C. C. Wait	M			M
M. Ware		C	M		M
# of 2004 meetings	13	5	0	10	9

C = Chair	M = Member

During 2004, Board and committee attendance averaged 94.75% for the Board as a whole and each Director attended at least 82.14% of the combined total meetings of the Board and committees on which he or she served during 2004. The Board encourages Directors’ attendance at the Annual Meeting of Shareholders. Five non-employee Directors attended the 2004 Annual Meeting of Shareholders.

As disclosed in the Board Practices section of this proxy statement, CIGNA’s Board has adopted categorical director independence standards that meet and in some respects exceed the independence standards specified in the listing standards of the New York Stock Exchange and other applicable standards of independence. Based on the application of these standards, the Board has affirmatively determined that all of the Directors and Director nominees, except Mr. Hanway, are independent. Independent Directors include Robert H. Campbell, Jane E. Henney, M.D., Peter N. Larson, Joseph Neubauer, Charles R. Shoemate, Louis W. Sullivan, M.D., Harold A. Wagner, Carol Cox Wait, Marilyn Ware, Donna F. Zarcone and William D. Zollars. In reaching this determination, the Board considered that:

•	From time to time during the past three years, CIGNA and its subsidiaries engaged in business transactions with other corporations or organizations who have executive officers, including Jane E. Henney, Joseph Neubauer (who is not standing for re-election as a Director at the April 2005 annual meeting), Marilyn Ware and William D. Zollars, who also serve as CIGNA Directors. In each case, the amount paid to or received from these companies in each of the last three years did not approach the greater of two percent (2%) of total revenue or $1 million threshold as described in CIGNA’s Director independence standards.
•	CIGNA and its subsidiaries have made charitable contributions to non-profit organizations on whose boards certain CIGNA Directors including Joseph Neubauer, Louis W. Sullivan, Harold A. Wagner and

Marilyn Ware serve as a Director or a trustee. In each case, the charitable contribution made to the non-profit organization during 2004 did not exceed two percent (2%) of the organization’s total revenue.

•	During 2004, CIGNA owned common stock interests in companies for which Joseph Neubauer, Donna F. Zarcone and William D. Zollars serve as executive officers. In each case, CIGNA’s largest holding in these companies in 2004 fell below one percent (1%) of total shareholder’s equity of these companies.

The Board also determined that transactions described above were not otherwise material to the other company or to CIGNA and that none of our Directors or Director nominees had a material interest in the transactions with these companies. The Board therefore determined that none of these relationships impaired the independence of the Directors or Director nominees.

All Audit Committee members (as of February 25, 2005, the Committee comprised of Mssrs. Neubauer, Larson and Shoemate and Mesdames Henney, Wait and Zarcone) have significant experience with financial reporting and internal control matters. CIGNA’s designated audit committee financial expert is Joseph Neubauer until April 27, 2005 at which time the Company’s designated financial expert will be Donna Zarcone, although other members of the Audit Committee also would qualify as audit committee financial experts. Each member of the Committee is an independent Director under the listing standards of the New York Stock Exchange and all members of the Committee are financially literate.

Each member of the Corporate Governance Committee, Finance Committee and People Resources Committee is an independent Director under the listing standards of the New York Stock Exchange.

Retained third-party Director search firm

The Corporate Governance Committee retained SpencerStuart, a third party search firm, to assist the Committee in identifying and evaluating candidates for Board membership who best match CIGNA’s Director Recruitment Criteria and would best be able to carry out the “Responsibilities of CIGNA Corporation Directors.” SpencerStuart recommended recruitment of Donna F. Zarcone and William D. Zollars.

Stock held by Directors, Nominees and Executive Officers

The following table shows as of January 31, 2005:

•	how much CIGNA common stock each Director, Nominee, and Executive Officer named in the Summary Compensation Table (named executive officers) owns, either directly or “beneficially;”
•	how much CIGNA common stock the Directors, Nominees and Executive Officers own as a group, either directly or “beneficially;”
•	shares of restricted common stock held by Directors, Nominees and Executive Officers;
•	shares of common stock Directors, Nominees and Executive Officers have the option to buy within 60 days of January 31, 2005; and
•	the number of “common stock equivalents” that non-employee Directors and Executive Officers have accumulated under deferred compensation arrangements.

Stock is owned “beneficially” by the person who exercises voting or investment power over the security, even if another person is the record owner.

“Common stock equivalents” track the economic performance of CIGNA common stock but do not carry voting rights.

Name	Wholly- owned Common Stock	Restricted Common Stock	Shares Acquirable within 60 days of January 31, 2005 by Exercising Stock Options	Holdings in CIGNA Stock Funds of 401(k) Plans	Common Stock Equivalents	Total	Percent of Class
Directors and Nominees
Robert H. Campbell	1,412	4,500	-0-	-0-	13,561	19,473	*
H. Edward Hanway	100,888	124,445	1,107,879	341	268,828	1,602,381	1.2%
Jane E. Henney, M.D.	-0-	-0-	-0-	-0-	5,682	5,682	*
Peter N. Larson	2,000	4,500	-0-	-0-	11,363	17,863	*
Joseph Neubauer[1]	3,404	4,500	-0-	-0-	10,298	18,202	*
Charles R. Shoemate	6,879[2]	4,500	-0-	-0-	9,280	20,659	*
Louis W. Sullivan, M.D.	2,601	4,500	-0-	-0-	10,007	17,108	*
Harold A. Wagner	4,522	4,500	-0-	-0-	9,362	18,384	*
Carol Cox Wait	793	4,500	-0-	-0-	9,014	14,307	*
Marilyn Ware	84,427[3]	4,500	-0-	-0-	6,553	95,480	*
Donna F. Zarcone	-0-	-0-	-0-	-0-	-0-	-0-	*
William D. Zollars	-0-	-0-	-0-	-0-	-0-	-0-	*
Named Executive Officers
Michael W. Bell	2,737	28,225	134,432	2,218	9,455	177,067	*
Judith E. Soltz	12,389	15,060	110,373	301	20,110	158,233	*
Gregory H. Wolf	2,000	24,090	57,933	137	-0-	84,160	*
Terry L. Kendall	5,000	10,560	104,752	1,978	13,407	135,697	*
John Coyle	9,400	-0-	-0-	-0-	-0-	9,400	*
All Directors, Nominees and Executive Officers as a group including those named above (18 Persons)	238,452	253,405	1,540,911	5,117	396,920	2,434,805	1.9%

*	Less than 1.0%

[1]	Mr. Neubauer is not standing for re-election as a Director at the April 2005 annual meeting.

[2]	All of these shares of common stock are held by a limited liability company controlled by Mr. Shoemate and his spouse; Mr. Shoemate shares with his spouse voting and dispositive power over these shares. Mr. Shoemate will retire effective with the April 2005 annual meeting.

[3]	81,000 of these shares are held in a limited partnership; Ms. Ware has sole voting and dispositive power over these shares.

Additional information about stock held by Directors and Executive Officers

Directors, nominees, and Executive Officers as a group beneficially own approximately 1.9% of the outstanding common stock. These beneficial ownership percentages have been calculated exclusive of common stock equivalents and based on 131,553,713 shares of common stock outstanding on January 31, 2005.

On January 31, 2005, the CIGNA Pension Plan held 292,500 shares, or approximately 0.22% of the outstanding common stock on that date. A CIGNA management advisory committee determines how these shares will be voted.

On January 31, 2005, the CIGNA Stock Funds of CIGNA’s two 401(k) plans for employees held a total of 3,767,166 shares, or approximately 2.9% of the outstanding common stock on that date. A CIGNA management advisory committee determines how the shares held in the CIGNA Stock Fund of the CIGNA 401(k) Plan will be voted only to the extent the plan’s individual participants do not give voting instructions.

The Directors and Executive Officers control the voting and investment of all shares of common stock they own beneficially, except as described above.

Non-employee Director compensation

Changes in compensation. The amount of compensation paid to non-employee Directors has not been increased since 2002.

Board retainer. Each Director receives $50,000 annually for Board membership. At least $25,000 of the annual Board retainer must be paid in CIGNA common stock equivalents, which provide deferred cash compensation credited at rates of return that track the economic performance of CIGNA common stock.

Committee member retainer. Each Director receives $10,000 annually for each committee membership. Committee chairs and members of the Executive Committee do not receive this retainer.

Committee chair retainer. Each committee chair other than the chair of the Executive Committee receives $15,000 annually.

Compensation elections. In addition to the $25,000 annual Board retainer paid in CIGNA common stock equivalents, Directors can elect to receive some or all of their cash compensation in:

•	common stock equivalents; or
•	deferred cash compensation credited at the same rates of return earned on employee contributions to certain funds offered by the CIGNA 401(k) Plan.

Annual credit. Each Director is entitled to an annual credit of $61,000 to a Restricted Deferred Compensation Account under the Deferred Compensation Plan for Directors of CIGNA Corporation. This amount is credited in restricted common stock equivalents and is payable in cash when a Director dies or retires from the Board.

Hypothetical dividends. Hypothetical dividends are paid on common stock equivalents and restricted common stock equivalents and can be reinvested in common stock equivalents or invested in the hypothetical investments available for deferred cash compensation.

Restricted stock and stock equivalents. Any non-employee Director who was not an officer or employee of CIGNA or any of its subsidiaries in the preceding 10 years is entitled to a one-time grant of 4,500 shares of restricted common stock or, for Directors beginning after October 1, 2004, 4,500 shares of restricted common stock equivalents under the Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation. A Director who receives restricted stock under this plan can collect dividends and vote the shares. A Director who receives restricted stock equivalents receives dividend equivalents. Restricted stock and restricted stock equivalents do not vest until the later of:

•	six months from the date of grant; or
•	the end of service due to death, disability, a change of control, retirement at or after age 72, or retirement between ages 65 and 72 with the consent of a majority of the other members of the Board.

Restricted stock and restricted stock equivalents are forfeited if a Director’s service ends for any other reason.

Travel accident coverage. Each Director is provided $450,000 of coverage.

Financial planning. Each Director can use the financial planning services available to CIGNA Executive Officers.

Insurance. Each Director may purchase or participate, on an after-tax basis, in life insurance, medical/dental care programs, property/casualty personal lines insurance programs and matching gift programs available to CIGNA employees.

Transactions with affiliates

During 2004, CIGNA and its subsidiaries engaged in business transactions with other corporations whose executive officers are also CIGNA Directors. Among those transactions were:

•	ARAMARK Corporation paid CIGNA approximately $7,500,000 (including employee contributions) for employee benefits. CIGNA paid ARAMARK approximately $500,000 for food services. Joseph Neubauer, who is not standing for re-election as a Director at the April 2005 meeting, is Chairman and Chief Executive Officer of ARAMARK Corporation.
•	CIGNA received approximately $24,000 from the University of Cincinnati for long-term disability and life insurance coverages. Jane E. Henney, M.D. is Senior Vice President and Provost of Health Affairs at the University of Cincinnati.
•	CIGNA paid Yellow Roadway approximately $60,000 for motor freight and other products and services. Yellow Roadway paid CIGNA approximately $850,000 for employee health care coverage and services. William D. Zollars is Chairman and Chief Executive Officer of Yellow Roadway.

In 2004, CIGNA paid approximately $418,000 in legal fees to the law firm of Davis & Harman, LLP. A member of Davis & Harman, LLP is the spouse of Judith E. Soltz, Executive Vice President and General Counsel of CIGNA.

During 2004, various CIGNA companies engaged in transactions with Franklin Resources, Inc. which beneficially owns more than five percent of CIGNA’s outstanding common stock. Franklin Templeton, an affiliate of Franklin Resources, Inc., paid CIGNA companies approximately $1.6 million for health care service fees and other insurance services.

Management believes that transactions described in this section were in the ordinary course of business and on terms as favorable as CIGNA would have received from unaffiliated persons or organizations. Similar transactions will likely occur in varying amounts during 2005.

Information About Item 2:    Ratification of Appointment of Independent Auditors

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005. As a matter of good corporate practice, the Board wants shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will reconsider it.

PricewaterhouseCoopers LLP has served as independent auditors for CIGNA and its subsidiaries since 1983, and performed the same role for Connecticut General Corporation, a predecessor company of CIGNA, and its subsidiaries since 1967. A representative from PricewaterhouseCoopers LLP will attend the annual meeting, may make a statement, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

Policy for the pre-approval of audit and non-audit services

The Audit Committee adopted its pre-approval policy in January of 2003, and revised it in December 2003 to reflect additional SEC guidance. Under this policy, the Audit Committee pre-approves all audit services provided by the Company’s accounting firms and all non-audit services provided by the Company’s principal independent auditors. Specifically:

•	During the fourth quarter of a calendar year, the full Audit Committee approves all known audit, review and attest services and their related fees for the following calendar year. The Audit Committee considers at subsequent meetings the approval of additional audit, review and attest services that arise during a calendar year.
•	At the first Audit Committee meeting of each calendar year, the General Auditor presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all known permissible non-audit services expected to be performed by the Company’s principal independent auditors during the calendar year. The Audit Committee reviews the schedule and documentation, and pre-approves the non-audit services it deems appropriate. For additional permissible non-audit services which arise during the calendar year, the General Auditor presents an updated schedule reflecting the additional services for review and consideration for pre-approval by the Audit Committee.
•	The policy permits the pre-approval of additional permissible non-audit services by the Audit Committee Chairman and/or another Audit Committee member designated by the Chairman in the event the full Audit Committee is unavailable to review and approve these additional services. The Chairman or his or her designee reports to the full Audit Committee any additional services approved in this manner at its next regularly scheduled meeting.
•	The General Auditor reports to the Audit Committee at least quarterly on fees incurred for non-audit services performed.

Fees billed by independent auditors

Aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP during 2004 and 2003 were as follows:

Fees Billed

	2004	2003
Audit Fees	$8,403,000	$7,108,000
Audit-Related Fees	2,177,000	931,000
Tax Fees	125,000	114,000
All Other Fees	1,431,000	2,713,000

Total	$12,136,000	$10,866,000

•	Audit fees include the audit of annual financial statements, reviews of quarterly financial statements and statutory audits and, for 2004, fees for attestation of management’s assertions concerning the effectiveness of internal controls over financial reporting.
•	Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under “Audit Fees.” Audit-related fees in 2004 and 2003 included employee benefit plan audits; internal control reviews (e.g., Statement on Auditing Standards No. 70 reports); financial statement audits in connection with a divestiture; and consultation concerning financial accounting and reporting standards.

•	Tax fees include tax recovery services and tax consulting.
•	All other fees include professional services rendered by PricewaterhouseCoopers LLP not reported in any other category. All other fees in 2004 and 2003 included pre-approved business process advisory and consulting services and regulatory compliance advisory services.

Audit Committee Report

CIGNA has maintained an independent Audit Committee for many years. It operates under a written charter (Appendix A of this proxy statement) adopted by the Board of Directors. A summary description of the duties and powers of the Audit Committee is set forth at page 11 of this proxy statement.

All of the members of the Audit Committee are independent (as defined in the listing standards of the New York Stock Exchange and applicable federal regulations).

CIGNA’s management has primary responsibility for preparing CIGNA’s financial statements and establishing financial reporting systems and internal controls. Management also is responsible for reporting on the effectiveness of CIGNA’s internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of CIGNA’s consolidated financial statements and issuing a report on these financial statements. The independent auditors also are responsible for issuing an attestation report on management’s assessment of the effectiveness of CIGNA’s internal controls over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets with CIGNA’s General Auditor, Chief Accounting Officer and independent auditors, with and without management present, to discuss the adequacy and effectiveness of CIGNA’s internal controls and the quality of the financial reporting process.

In this context, before CIGNA filed its Annual Report on Form 10-K for the year ended December 31, 2004 with the Securities and Exchange Commission, the Audit Committee:

•	Reviewed and discussed with Company management the audited financial statements included in the Form 10-K and considered management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of CIGNA.
•	Reviewed and discussed with Company management and with the independent auditors the effectiveness of CIGNA’s internal controls over financial reporting as well as management’s report and the auditors’ attestation on the subject.
•	Discussed with PricewaterhouseCoopers LLP, CIGNA’s independent auditors, matters related to the conduct of their audit that are required to be communicated by auditors to audit committees and matters related to the fair presentation of CIGNA’s financial condition and results of operations, including critical accounting estimates and judgments.
•	Received the communications from PricewaterhouseCoopers LLP that are required disclosing all relationships that in the auditors’ professional judgment may reasonably be thought to bear on their independence and to confirm their independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from CIGNA.
•	Discussed with each of CIGNA’s Chief Executive Officer and Chief Financial Officer his required certifications contained in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2004.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee:

Joseph Neubauer, Chairman

Jane E. Henney, M.D.

Peter N. Larson

Charles R. Shoemate

Carol Cox Wait

Information About Item 3.     Approval of CIGNA Long-Term Incentive Plan (As Amended and Restated effective as of January 1, 2005)

We are asking shareholders to approve the amendment and restatement of the CIGNA Long-Term Incentive Plan (called in this document the “Plan”). This Plan provides long-term incentive compensation awards to CIGNA officers and key employees. The ultimate value of the awards will be based upon the long-term performance of CIGNA common stock, par value $0.25 per share, or CIGNA’s long-term success in meeting stated performance objectives.

We are seeking shareholder approval of the amendment and restatement of the Plan so that CIGNA may continue to grant certain awards that qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Subject to certain exceptions, Section 162(m) limits CIGNA’s ability to take a federal income tax deduction for annual compensation in excess of $1 million per person paid to the Chief Executive Officer or any of the next four most highly paid executive officers. Performance-based compensation is exempt from the Section 162(m) limits on deductible compensation.

The Plan was last approved by shareholders in April 2000. If shareholders approve the amendment and restatement of the Plan, no further grants will be made under the CIGNA Corporation Stock Plan. The remaining unissued shares available under the CIGNA Corporation Stock Plan will be added to the remaining shares under the Plan. Because shareholders are not being asked to approve any additional shares, the Plan will not have any additional impact on CIGNA’s potential dilution. If shareholders do not approve the Plan, the CIGNA Corporation Stock Plan will not be terminated, the Plan will revert back to its terms prior to its amendment and restatement and any awards made under the Plan that are contingent on approval of the Plan will be forfeited.

Pages 21 to 27 contain a summary description of the Plan, while the Plan itself is attached as Appendix B.

The People Resources Committee commissioned a comprehensive review of CIGNA’s executive compensation program and modified CIGNA’s long-term incentive strategy to better align with its business strategy. The Board of Directors and its People Resources Committee approved the Plan on February 24, 2005 and are recommending that shareholders approve the Plan to:

•	give CIGNA the flexibility needed to adapt its compensation practices to today’s changing marketplace;
•	consolidate under one shareholder-approved plan all remaining authorized shares available under the two current employee equity compensation plans (both of which were approved by shareholders) without authorizing additional shares (no further stock grants under the CIGNA Corporation Stock Plan will be made);
•	provide CIGNA with the continued ability to issue a broader mix of annual and long-term performance-based awards in order to attract, retain and motivate key employees who are deemed to have long-term potential with CIGNA given their performance record;
•	ensure continued compliance with Section 162(m) of the Internal Revenue Code; and
•	continue to foster stock ownership among employees.

The Board also believes that the Plan appropriately reflects a number of “best practice” provisions that align with shareholder interests including:

•	clearly defining the maximum limits on the number of shares issuable under the Plan as various award types;
•	prohibiting the use of discounted stock options (except in the limited case of capital adjustments or merger transaction);
•	prohibiting the use of reload options (the automatic grant of new stock option upon exercise of another option);
•	continuing to prohibit option repricing (canceling option and re-issuing at lower exercise price);
•	requiring minimum option and SAR vesting periods of one year;
•	requiring a minimum three-year vesting period for at least 95% of restricted stock grants;
•	requiring shareholder approval for any material plan amendments in accordance with New York Stock Exchange rules;
•	eliminating the ability of participants to use restricted stock to pay for option exercises;
•	eliminating the ability to reissue shares returned to CIGNA (or withheld from the grant) in payment for stock option exercises or for tax withholding; and
•	providing for the grant of awards that vest only if specified performance objectives are met.

The Plan provides an essential component of the total compensation package offered to key employees and reflects the importance placed on motivating and rewarding superior results with long-term incentives.

As of December 31, 2004:

•	132,006,587 shares of CIGNA common stock were outstanding;
•	14,347,992 shares were subject to outstanding equity awards; and
•	11,609,576 shares were available for future awards under existing plans.

On February 24, 2005, after our fiscal year-end but before the mailing of this Proxy Statement, CIGNA granted additional option, restricted stock and restricted stock unit awards representing 1,061,136 shares of CIGNA common stock. There were also exercises of stock options and forfeitures during this interim period.

As a result of these changes, as of March 1, 2005:

•	132,515,833 shares of CIGNA common stock were outstanding.
•	12,368,418 options were outstanding with a weighted average exercise price of $79.45 and weighted average remaining term of 6.72 years along with 1,402,095 full value awards.
•	10,861,982 shares will be available upon approval of the Plan, with no more than 3,000,000 available for grants other than options or SARs.

Approval of the Plan limits the number of full-value shares CIGNA may grant to 3,000,000 shares. If shareholders do not approve the Plan, the two predecessor plans would have a combined limit of 6,085,076 in full-value shares, which represents the number of shares available as of March 1, 2005 under both the current CIGNA Long-Term Incentive Plan and the CIGNA Corporation Stock Plan.

CIGNA has made a commitment that it will manage its annual burn rate for share usage at less than two percent over the term of the Plan. The “burn rate” is calculated by dividing the number of shares granted per year by common shares outstanding at the beginning of the year. Further CIGNA has reduced the eligibility for stock options at its middle management and professional levels in an effort to recognize industry trends and manage dilution.

Key Terms and Material Amendments

The following is a summary of key Plan provisions and material amendments:

Term of Plan:	Amended to provide that no Plan awards may be made after December 31, 2014.

Effective Date:	Subject to shareholder approval, January 1, 2005.

Shares Authorized:

Upon approval of the Plan, the number of shares available for future grant will include (as of March 1, 2005):

•      8.1 million remaining available under the current plan; and

•      2.7 million remaining under the CIGNA Corporation Stock Plan.

All of these shares were previously approved by shareholders, and CIGNA is not seeking authority for any additional shares.

Award Types:

(1)    stock options (including incentive stock options),

(2)    stock appreciation rights (SARs) payable only in shares of CIGNA common stock,

(3)    restricted stock (including performance-based restricted stock, a new type of Plan award),

(4)    dividend equivalent rights,

(5)    strategic performance shares (a new type of Plan award)

(6)    strategic performance units, and

(7)    common stock (including restricted stock) in place of cash awards due and otherwise payable under certain other CIGNA plans.

CIGNA’s current practice is to grant only stock options, restricted stock, strategic performance units and, occasionally, dividend equivalent rights and common stock in place of cash awards under other plans.

Award Limits:

(1)    Maximum of ten million shares may be issued as incentive stock options.

(2)    Maximum of three million shares in the aggregate may be granted as restricted stock, dividend equivalent rights, common stock in place of other awards and strategic performance shares and units.

(3)    Annual per person maximum of 100,000 strategic performance units, or, as amended under the Plan, 100,000 strategic performance shares, or an aggregate of 100,000 of strategic performance units and strategic performance shares. Strategic performance units have a maximum value of $200 per unit and strategic performance shares have a maximum vesting percentage of 200%.

(4)    Annual per person maximum of 2.5 million shares in the form of stock options and SARs.

(5)    As amended, annual per person maximum of 150,000 shares of restricted stock subject to performance conditions.

Vesting and Exercise:	Vesting schedules are determined by People Resources Committee. Stock options and SARs have a maximum ten-year term limit. As amended, stock options and SARs are not exercisable until at least one year after the grant date, except in case of a termination of employment due to death, disability, retirement, or Change of Control.

Other Material Features of the Plan

Purpose of the Plan. The Plan provides for the grant of stock-based and performance-based compensation opportunities to employees. These awards advance the interests of CIGNA and its shareholders by:

•	facilitating our ability to recruit, reward and retain executives and other employees of outstanding ability and experience who are deemed to have long-term leadership potential;
•	aligning their interests with those of the shareholders through promotion of increased employee stock ownership; and
•	motivating them with compensation conditioned upon achievement of strategic and financial goals.

Eligibility. Only salaried officers and other key employees of CIGNA are eligible to receive awards under the Plan. As of March 1, 2005, approximately 5,850 employees are eligible to receive awards under the Plan.

Administration and Awards. The People Resources Committee administers the Plan, subject to any requirements for review and approval by the Board that the Board may establish. The Committee is authorized to interpret the Plan, to select and make awards to eligible participants, to determine eligibility for awards and to establish the terms of the awards. Subject to certain limits specified in the Plan, the Committee may delegate any authority it has under the Plan to the CEO or the CEO’s designee. The CEO has limited authority to make awards under the Plan, but the CEO must be a CIGNA Board member at the time of grant and no more than 10% of the shares of common stock available for issuance under the Plan may be the subject of awards granted by the CEO. The CEO or his designee may grant strategic performance units and strategic performance shares, but only in limited circumstances and only in accordance with guidelines approved by the People Resources Committee or subject to ratification by the Committee.

Stock Options. The Plan provides for the grant to eligible employees of options to purchase shares of common stock. The option exercise price may not be less than the fair market value of the underlying shares on the grant date. The option exercise period must expire not more than ten years after the grant date. Options that are designated as incentive stock options (ISOs) are intended to comply with the requirements of Section 422 of the Internal Revenue Code.

Stock Appreciation Rights (SARs). To conform to requirements in recent U.S. Treasury guidance under the American Jobs Creation Act, the Plan’s SAR provisions authorize the grant of freestanding SARs payable only in shares of CIGNA common stock. (The predecessor plan’s SAR provision required SARs to be granted in tandem with stock options and allowed payment in stock or cash.) SARs entitle the recipient to receive, upon exercise, stock equal in value to the appreciation in fair market value of a specified number of shares of common stock from the grant date to the exercise date.

Restricted Stock. The Plan provides for the grant of shares of restricted CIGNA common stock upon terms and conditions that the Committee in its discretion considers appropriate, provided that these terms and conditions may not be contrary to the provisions and limitations contained in the Plan. Among other things, the Committee specifies the applicable restricted period at the time of the award. The recipient of the shares may not sell or otherwise transfer the shares for the duration of the applicable restricted period. However, the recipient has the right to vote the shares from the date of grant and, at the discretion of the Committee, may be entitled to receive payment of dividends on the shares from the date of grant. As described in “Performance-Based Awards” below, the Committee may grant long-term performance awards in the form of performance-based restricted stock.

Performance-Based Awards. The Plan also provides for the grant of long-term performance awards to eligible employees in the form of performance-based restricted stock, strategic performance shares and strategic performance units. These awards may be structured to provide compensation solely on account of the attainment of one or more pre-established, objective performance criteria that satisfy the requirements of Section 162(m).

At the time of grant, the People Resources Committee specifies in writing the duration of the performance period as well as the objective performance goals, performance measures and the formulas that will be used to determine the ultimate dollar value, vesting schedule or vesting percentage of the performance-based award. Performance goals can be established for CIGNA as a whole; for one or more of its subsidiaries, business units, or lines of business; or for any combination of the foregoing. They can be measured on an absolute basis or on a comparative basis using a peer group, a specified index or indices, or a combination of the foregoing.

To the extent required under Section 162(m), no such award will be payable unless the People Resources Committee certifies in writing that the performance goals applicable to the award were satisfied. For strategic performance units, the final unit value may not exceed $200 and for strategic performance shares, the final vesting percentage may not exceed 200%. The Committee may not increase the value or vesting percentage of an award above the maximum determined by the attainment of the applicable performance goal, but the Committee has the discretion to reduce the value or vesting percentage below such maximum.

The possible financial measures that may be used to set performance goals are as follows: earnings (total or per share); net income (total or per share); growth in net income (total or per share); income from selected businesses (total or per share); growth in net income or income from selected businesses (total or per share); pre-tax income or growth in pre-tax income; profit margins; revenues; revenue growth; premiums and fees; growth in premiums and fees; membership; membership growth; market share; change in market share; book value; total shareholder return; stock price; change in stock price; market capitalization; change in market capitalization; return on market value; shareholder equity (total or per share); return on equity; assets; return on assets; capital; return on capital; economic value added; market value added; cash flow; change in cash flow; expense ratios or other expense management measures; medical loss ratio; ratio of claims or loss costs to revenues; satisfaction – customer, provider, or employee; service quality; productivity ratios or other measures of operating efficiency; and measures of claim processing accuracy and other measures of operational effectiveness.

The Committee may specify any reasonable definition of the measures it uses. These definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: realized investment gains and losses; special items identified in CIGNA’s external reporting; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

Termination, Death and Retirement. Unexercised stock options and SARs will generally expire upon termination of the participant’s employment. However, if employment is terminated due to death, disability or retirement, the stock option or SAR will become or remain exercisable in accordance with the terms established by the People Resources Committee at the time of grant. If employment is terminated within two years following a Change of Control, the stock option or SAR will become exercisable on the date of termination of employment and will not expire until the earlier of three months following termination of employment or the regular expiration date of the stock option or SAR, as applicable.

Shares of restricted stock are generally forfeited if the participant terminates employment prior to the end of the applicable restricted period. However, if employment is terminated due to death or disability or a Change of Control prior to the end of the restricted period, the restricted period will lapse and the shares will vest immediately. In addition, if employment is terminated by reason of retirement prior to the end of the restricted period, the People Resources Committee or its designee may provide (before the retirement occurs) for the restricted period to lapse and the shares of restricted stock to vest upon retirement.

Dividend equivalent rights must generally be forfeited upon termination of employment, unless the People Resources Committee determines otherwise. Generally, a grant of common stock under the Plan in place of other awards still will be paid when termination occurs before the payment date. However, if termination is due to death, the common stock grant will be canceled and the award payment will be made in cash under the terms of the other qualifying plan.

Strategic performance shares and units will not generally be paid if the participant’s employment is terminated prior to the payment date. However, if termination is due to death, disability or retirement, the People Resources Committee has the discretion to determine whether and what amount of the payment should be made. Upon termination of employment due to a change of control, all outstanding units will be valued and paid based on the highest of: (a) target (par) value, (b) the most recent unit valuation, or (c) the average of the last two unit valuations. Upon termination for any other reason, all outstanding unit awards are canceled.

Reuse of Shares for Further Awards. The Plan has been amended so that shares surrendered to CIGNA as payment for the exercise price of stock options or withheld from an award for tax withholding on awards cannot be reissued under the Plan. The issuance of a SAR will count as the issuance of a whole share, the same as stock options. The following shares may be reused for further awards under the Plan:

•	shares of common stock underlying stock options that expire or are canceled or surrendered;
•	shares of restricted stock that are forfeited; or
•	shares of common stock reserved for payment of strategic performance shares, to the extent such payment is actually made in cash.

Adjustment. The Plan provides for proportionate adjustments in the number of shares of common stock subject to awards, including individual limits on awards, and available for future awards in the event of changes in outstanding common stock by reason of a merger, stock split, stock dividend, reorganization, reclassification or other similar events.

Change of Control. Neither a Change of Control nor a pending or threatened Change of Control results in any automatic acceleration of any rights or vesting under the Plan. The Plan maintains a double trigger, requiring both a Change of Control and termination of employment before the vesting of awards is accelerated. However, in case of a pending Change of Control, the People Resources Committee (subject to approval by a majority of Board members not participating in the Plan) has the discretion to modify outstanding stock options, SARs, restricted stock and certain other Plan rights to accelerate vesting or payments.

The Board believes that the Plan’s revised Change of Control definition is consistent with current sound principles of corporate governance. Under the updated definition, a Change of Control will occur if:

•	there is an acquisition of 25% or more of the voting power;
•	during any consecutive 24 month period, directors who were directors at the beginning of the period or were nominated or elected by a majority of the board (but not if the initial assumption of office was in connection with an election contest) cease to constitute a majority of the board; or
•	there is a liquidation or sale of all or substantially all assets – unless the buyer’s board (in the case of a sale) consists of at least a majority of CIGNA directors.

A Change of Control will not occur if:

•	CIGNA board members constitute at least a majority of surviving entity or its ultimate parent;
•	the acquisition or merger effects a recapitalization in which no person has or acquires 25% or more of voting power; or
•	following the transaction, CIGNA shareholders continue to own an entity which owns substantially all of the assets owned by CIGNA prior to the transaction.

Amendment. The Board and, subject to approval of the Board, the People Resources Committee, may suspend, terminate or modify the Plan, provided that no action may be taken by the Committee or the Board (1) without the approval of CIGNA shareholders if necessary under any laws or Internal Revenue Service or SEC regulations or the rules of the New York Stock Exchange or (2) that would adversely affect any outstanding awards without the affected holder’s consent. For example, the following amendments would require shareholder approval:

•	increases in the number of shares that may be issued under the Plan;
•	grants of stock options and SARs at less than fair market value;
•	repricing of outstanding stock options and SARs; and
•	increases in any per person maximum limits on awards that may be granted under the Plan.

Transferability. In general, no Plan participant may transfer or assign any Plan award or right to anyone else except by will or by the laws of descent and distribution. However, the People Resources Committee may in its discretion allow a participant to transfer any stock options (other than ISOs) or other rights, during the participant’s lifetime and without consideration, to an immediate family member, a family trust or a family partnership or to any other person the Committee will allow. The transferee may not subsequently transfer the stock option or other right except by will or by the laws of descent and distribution.

Federal Income Tax Consequences

The following is a summary of the anticipated federal income tax consequences of certain awards under the Plan. This summary is not intended to be exhaustive or to describe tax consequences based on particular circumstances. Among other things, it does not address possible state, local or foreign tax consequences or awards other than stock options.

With respect to stock options that qualify as ISOs, a Plan participant will not recognize income for Federal income tax purposes at the time stock options are granted or exercised, although the exercise may give rise to alternative minimum tax liability for the participant. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the stock options are granted or within one year after the issuance of shares upon exercise of the ISO (the “holding periods”), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that the lesser of either (1) the fair market value of the shares on the date of stock option exercise or (2) the amount realized on disposition, exceeds the stock option price; and (b) capital gain, to the extent that the amount realized on disposition exceeds the fair market value of the shares on the date of stock option exercise. If the shares are sold after expiration of the holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the stock option price.

With respect to nonqualified stock options (those that do not qualify as ISOs), the participant will recognize no income upon grant of the stock option and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of stock option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the stock option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, for nonqualified options and ISOs, CIGNA will receive an income tax deduction at the same time and in the same amount as the amount that is taxable to the employee as compensation. Stock options under the Plan are intended to be qualified performance-based compensation for purposes of Section 162(m). To the extent a participant realizes capital gains or income for alternative minimum tax purposes, as described above, CIGNA will not be entitled to any deduction for federal income tax purposes.

Plan Benefits

It is not possible to determine specific amounts that may be awarded in the future under the Plan. However, as indicated in the table below, the People Resources Committee made SPU grants under the Plan in February 2005, subject to approval of the Plan by shareholders. It is not possible to determine the value that the SPUs will have at the end of the three-year performance period. The Committee also made in February 2005, stock option grants under the existing CIGNA Long-Term Incentive Plan and restricted stock grants under the CIGNA Corporation Stock Plan, which would have been granted from the Plan if it had been in effect. The closing price per share of CIGNA’s common stock on March 1, 2005 as reported by the New York Stock Exchange was $91.78.

The table below shows the awards made by the Committee in February 2005 of SPU awards made under the Plan and the other awards that would have been made under the Plan, if it had been in effect, to the current named executive officers, the group of current executive officers and the group of current Company employees who are not executive officers:

Name and Position	Type of Award	Number of Units(#)	Dollar Value Equivalent ($)
H. Edward Hanway Chairman and Chief Executive Officer	SPUs Stock Options[3] Restricted Stock[4]	75,000 136,430 —	5,625,0001/ 15,000,000[2] 4,093,300 —
Michael W. Bell Executive Vice President & Chief Financial Officer	SPUs Stock Options[3] Restricted Stock[4]	20,000 36,365 —	1,500,0001/ 4,000,000[2] 1,091,100 —
Judith E. Soltz Executive Vice President and General Counsel	SPUs Stock Options[3] Restricted Stock[4]	10,000 18,185 —	750,0001/ 2,000,000[2] 545,600 —
Gregory H. Wolf President, CIGNA Group Insurance	SPUs Stock Options[3] Restricted Stock[4]	6,335 11,515 —	475,1251/ 1,267,000[2] 345,500 —
Terry Kendall President, CIGNA International	SPUs Stock Options[3] Restricted Stock[4]	5,670 10,305 —	425,2501/ 1,134,000[2] 309,200 —
Executive Officer Group (including the executives named above)	SPUs Stock Options[3] Restricted Stock[4]	131,505 239,170 —	9,862,8751/ 26,301,000[2] 7,175,800 —
Non-Executive Officer & Employee Group	SPUs Stock Options[3] Restricted Stock[4]	94,800 537,022 284,944	7,110,0001/ 18,960,000[2] 16,112,200 25,479,692

(1)	Represents target future payout amount.
(2)	Represents maximum future payout amount. The final dollar value of each unit may be from zero to $200. The Committee has discretion to reduce the dollar value of each unit to any amount, including zero.
(3)	Based on the Black-Scholes option pricing model adapted for use in valuing employee stock options.
(4)	Based on $89.42 per share of CIGNA common stock at the close of regular trading on February 24, 2005.

Equity Compensation Plan Information

The following table presents information regarding CIGNA’s equity compensation plans as of December 31, 2004:

	(a)	(b)	(c)
Plan Category	Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights	Weighted Average Exercise Price Of Outstanding Options, Warrants And Rights	Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved By Security Holders	13,041,000	$77.36	11,609,000

Equity Compensation Plans Not Approved By Security Holders	651,000	$83.66	0

Total	13,692,000	$77.66	11,609,000

(1)	Consists of the CIGNA-Healthsource Stock Plan of 1997 discussed below under “Description of the Equity Compensation Plan Not Approved by Security Holders.”

Description of the Equity Compensation Plan Not Approved by Security Holders. The CIGNA-Healthsource Stock Plan of 1997 was adopted by CIGNA’s Board of Directors in 1997 in connection with the acquisition of Healthsource, Inc. The plan provided for CIGNA stock option grants to replace prior Healthsource stock option grants as well as new incentive compensation grants to Healthsource employees after the acquisition. The plan had terms similar to those included in other CIGNA equity compensation plans existing at the time but provided only for the grant of stock options and restricted stock. No grants were made under the plan after 1999.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT AND RESTATEMENT OF THE CIGNA LONG-TERM INCENTIVE PLAN.

Board Compensation Committee Report on Executive Compensation

The People Resources Committee of CIGNA's Board of Directors is responsible for establishing and reviewing the compensation and benefit policies and programs for CIGNA's executive officers. These and other functions the Committee performs are more fully described on page 11. To help it perform its responsibilities, the Committee has engaged Mercer Human Resource Consulting, an independent executive compensation consulting firm, which is directly accountable to the Committee. Previously, the Committee had engaged Hewitt Associates in this capacity.

In the opinion of the Board, all members of the Committee meet the independence requirements of the New York Stock Exchange, are “non-employee directors” pursuant to Securities and Exchange Commission Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Compensation Philosophy

The Committee’s compensation philosophy reflects CIGNA's desire to strengthen its financial position and to invest in its people so as to advance CIGNA in the competitive marketplace and increase shareholder value. In line with these objectives, each variable compensation component is designed to provide a specific reward linked to individual and organizational performance and to play a role in providing executives with the opportunity to receive total rewards that exceed competitive practices in the marketplace when superior results are delivered. This philosophy balances both CIGNA’s and executives’ needs and is designed to enable CIGNA to attract, develop, focus and engage the right executives with the right skills, behaviors and attributes; to achieve CIGNA's strategic objectives; to ensure that executives’ interests are aligned with shareholders; and to instill in the executives a focus on maximizing shareholder value.

The Committee’s philosophy about performance management is aligned with its compensation philosophy. CIGNA requires that all executives and employees establish rigorous, annual goals to ensure that their individual objectives are aligned with the Corporation’s short and long-term business objectives. Performance throughout the enterprise, including the performance of senior executives, is appraised by appropriate management (the Committee appraises the CEO) and a normal distribution is applied so that total compensation, including equity based awards and other long-term incentive opportunity, is highly differentiated based on individual performance. Those making the strongest contributions to the success of the enterprise and increase in shareholder value receive the highest total compensation.

Components of Executive Compensation

The primary components of CIGNA’s executive compensation program are base salary, annual bonus and long-term incentives. The target for each component is the 50th percentile of the competitive marketplace. As a result, the total compensation opportunity for CIGNA executives mirrors opportunities for executives with comparable roles, experience and expectations at companies in our industry of comparable size (based on revenue) and complexity that compete for the same customers and require the same executive talent for success. This comparator group includes most of the companies in the S&P Insurance/Managed Care Indexes shown in the performance graph on page 39. Beginning in 2005, consistent with CIGNA's strategic restructuring as a health care and related benefits company, the comparator group for CIGNA's most senior executives is a group of six major health care companies.

The total compensation package is designed to align executive compensation with performance and to attract and retain the right executives at the right cost so that CIGNA can be competitive within our industry. The mix of compensation for CIGNA’s executives puts a significant portion of total pay at risk through annual bonus and long-term incentive compensation. CIGNA uses these variable pay components to differentiate recognition for individual contributions to the organization.

Competitive base salary is targeted at the 50th percentile of our comparator group. Actual base salary levels vary from the 50th percentile based on individual performance, contributions and results, as well as demonstrated skills, behaviors and attributes.

Total compensation opportunities are intended to be aligned with performance, allowing executives to earn above the 50th percentile but only for performance which exceeds our target objectives or the results of our competitors. For example, when organizational performance meets the business plan, CIGNA’s total pay levels (base salary, annual bonus, and long-term incentives) are targeted at the 50th percentile of our comparators. If CIGNA outperforms the comparators, the total pay could be above the 50th percentile. However, when CIGNA under performs the comparators, an executive’s total pay is expected to be below that of the 50th percentile. As a result, the compensation package for CIGNA executives is significantly linked to the value they return to CIGNA and its shareholders.

The Committee regularly reviews CIGNA’s compensation programs against the company’s strategic goals as well as industry practices and emerging trends. The Committee retains the flexibility to modify the programs to address changes in the competitive landscape where circumstances dictate. For example, in recognition of the challenging competitive environment and to support CIGNA’s strategic realignment as a health care and related benefits company, the Committee took the following actions:

1)	Froze 2004 compensation targets for the CEO and for most executive officers at 2003 levels;
2)	Eliminated the replacement feature (that is, a reload option feature) on all outstanding stock options effective June 30, 2004; and
3)	Adopted, beginning in 2004, a company-wide funding pool and allocation process for annual bonus awards to better align compensation with CIGNA’s enterprise-wide operating model.

Also, during 2004, the Committee reviewed CIGNA’s executive compensation program with Mercer for opportunities to further align the program with the company’s organizational and strategic business objectives. As a result of this review, the Committee included membership goals as a more direct determinant of 2005 annual bonus awards. In addition, the Committee reduced eligibility for equity awards to ensure responsible share usage and to align with market practice, and identified measures for valuing Strategic Performance Units that provide greater focus on shareholder value and profitable growth.

Variable Compensation Components

Named executive officers who are covered under Section 162(m) of the Internal Revenue Code are eligible to earn annual bonus awards under the shareholder-approved CIGNA Executive Incentive Plan. This Plan is designed to motivate the named executive officers with competitive awards based upon achievement of objective performance goals.

Annual bonus awards recognize contributions to annual business results as measured against competitors and against CIGNA’s operational plans. In 2004, the Committee assessed corporate-wide, business unit and individual performance in relation to earnings, revenue growth and cost management. The Committee also considered customer service, quality and financial integrity in making its assessment. An executive’s bonus target opportunity is calibrated to be competitive with the 50th percentile of the market, with the actual bonus ranging from 0 to 200% of the target bonus based on performance.

Annual bonuses for 2005 will be measured against earnings growth, achieving certain health care membership goals and expense management.

Currently, a mix of 50% options and 50% Strategic Performance Units constitutes the long-term incentive portion of executive compensation. The long-term incentives CIGNA has offered its executives at various times in recent years have included Strategic Performance Units, restricted stock (including performance-accelerated restricted stock), deferred performance-accelerated restricted stock units and stock options. In making long-term incentive awards in 2004 and 2005, the Committee intended to focus CIGNA executives on competitively superior long-term results and to align executives’ interests with shareholder interests, to ensure that executives have incentive opportunities comparable to their counterparts at CIGNA’s competitors, and to motivate key executives to remain with the company.

The performance metrics the Committee selected for the 2004 to 2006 performance period for Strategic Performance Units were return on equity weighted equally with total shareholder return. For the 2005 to 2007 performance period, the Committee selected three-year annualized total shareholder return weighted equally with a cumulative adjusted income or adjusted revenue measure.

Stock Ownership Guidelines

The Committee expects all CIGNA executives to demonstrate confidence in the company’s future, and to be personally affected by increases and decreases in the value of CIGNA stock, by sustained ownership of a substantial amount of CIGNA stock. The Committee expects the named executive officers to own stock valued at between three and five times their base salaries, depending on their level. The Committee reviews stock ownership levels annually.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid to the chief executive officer and to any of the four other most highly compensated executive officers. Qualified performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee intends compensation paid to the named executive officers to be tax-deductible under Section 162(m) to the company and has structured the company’s compensation plans for its most senior executives to achieve that result. However, the Committee may from time to time award compensation that would not be deductible under Section 162(m) when, in the exercise of the Committee’s business judgment, such award is in the best interests of the company. This occurs, for example, in order to meet competitive market pressures and to attract and retain senior executives. Other than an insignificant amount, all compensation paid during 2004 to the CEO and four other most highly compensated executive officers was deductible under Section 162(m).

Chief Executive Officer Compensation for 2004

Mr. Hanway’s compensation package for 2004 is itemized in the Summary Compensation Table on page 33. The Committee evaluated the total value of the compensation received by the CEO.

Approximately 90% of Mr. Hanway’s total compensation opportunity is variable, at risk, compensation that is tied to competitive and absolute corporate business results. Approximately one-third of his total compensation opportunity is based on annual competitive and absolute business performance; over half is dependent upon long-term competitive results. Mr. Hanway’s total compensation opportunity as well as his base salary and variable compensation components are consistent with the compensation opportunity for CEOs of our comparator group.

The Committee considered several factors in assessing the performance of CIGNA and Mr. Hanway for 2004, including:

•	significantly improved earnings and margins with HealthCare which advanced core medical turnaround initiatives;
•	absolute and competitive profitability of each business unit;
•	profit improvement;
•	growth in revenue from profitable products/services;
•	acquisition and development of key talent in senior leadership roles;
•	expense management actions and strategy implemented for competitive alignment;
•	improved customer service metrics;
•	specific measures that vary by business activity, such as profit margin and membership growth in the health care business; and
•	competitive total shareholder return.

The Committee assessed Mr. Hanway’s performance against these measures in 2004 as follows:

•	He successfully implemented a strategic restructuring plan, which included the sale of the retirement benefits business at an attractive value for shareholders.
•	He successfully delivered on core medical turnaround initiatives, including strong customer service improvements, significant reductions in medical cost trends and disciplined pricing and underwriting execution.
•	He successfully implemented a plan to integrate and align the specialty companies supporting HealthCare in driving total health integration.
•	He successfully focused on addressing people acquisition and retention challenges and undertook several initiatives to effect a change in culture driving a high performing culture that is focused on total shareholder return.

As a result of this assessment, the Committee arrived at the following decisions regarding Mr. Hanway’s 2004 and 2005 variable compensation.

2004 Annual Bonus. CIGNA exceeded the objective financial performance goals established for 2004 under the CIGNA Executive Incentive Plan. Specific issues that the Committee considered included the factors described above under Variable Compensation Components. Mr. Hanway’s bonus for 2004 of $2,600,000 is below the median of the comparator group.

Long-term Incentives.

Unit-based Incentives. The Committee approved total estimated payments of $133 per unit for unit-based long-term incentive compensation. This amount reflects CIGNA’s performance over the period from 2002 to 2004 compared to the peer group and includes approximately $50 per unit to reflect the Committee’s decision to offset the impact of post 2002 accounting charges attributable to the run-off reinsurance operations, which have been inactive since 2000. This decision was intended to retain executives key to achieving future earnings per share goals and restoring investor confidence in the face of the company’s turnaround efforts. In 2004, as shown on page 35, the Committee granted Mr. Hanway 60,000 Strategic Performance Units for the 2004 to 2006 performance period, which was the median target. In 2005, the Committee granted Mr. Hanway 75,000 Strategic Performance Units for the 2005 to 2007 performance period, which is above the median target to incent Mr. Hanway’s future performance.

Stock Options. In 2004, as shown on page 34, Mr. Hanway received 241,000 options with a term of ten years and a vesting period of three years to provide a competitive compensation opportunity relative to CEO compensation at our comparator group companies and to link his future compensation opportunity to the creation of additional shareholder value. In 2005, Mr. Hanway received 136,430 options, with similar terms. His 2005 grant is comparable in value to the options provided in 2004; however, the number of options granted is significantly lower as a result of, among other factors, the increase in the stock price and shareholder value, an approximate 45% increase since last year’s grant. Because of these factors, fewer options were required to be granted to generate comparable value in the option component of Mr. Hanway’s long-term incentives.

People Resources Committee:

Harold A. Wagner, Chairman

Robert Campbell

Louis W. Sullivan, M.D.

Marilyn Ware

Executive Compensation

What follows is information about how CIGNA compensates its Chief Executive Officer and each of the four most highly compensated executive officers other than the CEO at the end of 2004. The following table also includes information regarding one former executive officer who was no longer serving CIGNA at the end of 2004. Together these individuals are called the “named executive officers.”

Summary Compensation Table

This table shows certain information regarding compensation awarded to each of the named executive officers in the past three years. Other tables in this proxy statement, such as the options grants table on page 34 and the long-term incentive plan awards table on page 35, provide more detail about specific types of compensation.

Long-Term Compensation
	Annual Compensation				Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
		Salary	Bonus	Other Annual Compensation	Restricted Stock Award(s)	Securities Underlying Options	LTIP Payouts	All Other Compen- sation

Name and Principal Position	Year	($)	($)	($)	($)[1]	(#)	($)[2]	($)[3]
H. Edward Hanway Chairman and Chief Executive Officer	2004 2003 2002	1,030,000 1,030,000 1,021,900	2,600,000 2,100,000 –0–	— 51,400 —	–0– 5,425,000 1,050,000	366,333 250,000 328,526	7,980,000 6,207,000 4,611,000	8,700 36,600 111,100
Michael W. Bell Executive Vice President & Chief Financial Officer	2004 2003 2002	517,000 473,100 355,400	800,000 845,000 485,000	— — —	–0– 1,230,000 –0–	88,383 37,800 26,618	1,774,000 1,596,000 422,000	8,700 34,000 19,900
Judith E. Soltz Executive Vice President and General Counsel	2004 2003 2002	459,000 441,300 395,200	600,000 600,000 250,000	— — —	–0– 656,000 –0–	46,599 25,600 33,714	931,000 843,000 754,000	6,500 24,600 19,100
Gregory H. Wolf President, CIGNA Group Insurance	2004 2003 2002	460,000 450,000 450,000	540,000 500,000 200,000	85,300[4] 88,700[4] —	–0– 1,034,000 –0–	29,983 21,150 21,150	843,000 887,000 923,000	6,600 26,600 –0–
Terry Kendall President, CIGNA International	2004 2003 2002	496,000 487,500 484,100	480,000 460,000 440,000	— — —	–0– 460,000 –0–	26,759 18,900 33,900	754,000 754,000 754,000	8,500 33,000 26,900
John W. Coyle Former Senior Vice President, Core Medical, CIGNA HealthCare	2004 2003 2002	536,900 223,000 —	475,000 500,000 —	76,800[5] — —	–0– 632,000 —	37,435 –0– —	621,000 1,005,000 —	101,000 –0– —

[1]	The following named executive officers held the following aggregate shares of restricted stock, restricted stock units and deferred restricted stock units with the following values, at December 31, 2004: Mr. Hanway, 124,445 shares valued at $10,150,978; Mr. Bell, 28,225 shares at $2,302,313; Ms. Soltz, 15,060 shares at $1,228,444; Mr. Wolf, 24,090 shares at $1,956,021; Mr. Kendall, 10,560 shares at $861,379; and Mr. Coyle, 14,445 shares at $1,178,279.

[2]	Long-term incentive payouts for the three-year period ending December 31, 2004 were estimated on February 24, 2005. The actual payouts will be determined by the People Resources Committee in April 2005 and paid thereafter. See page 21 for a description of the Long-Term Incentive Plan. The People Resources Committee determined that long-term incentive payouts for the three-year period ending December 31, 2003 would be paid in cash. In August 2003, to help achieve CIGNA’s retention goals, the Committee approved an arrangement by which recipients of SPUs payable in 2004 through 2006 will receive amounts to offset the impact of post-2002 accounting charges attributable to the run-off reinsurance operations. These operations have been inactive since 2000.

[3]	The amounts shown in column (i) consist of CIGNA’s contributions under its 401(k) plan and for Mr. Coyle, severance payments in accordance with his termination of employment. See page 38 for additional information.

[4]

The amount in 2004 consists of $76,100 for housing expenses (and associated tax gross up) incurred while Mr. Wolf maintained two residences prior to relocating to Philadelphia, $4,600 for installation and monitoring of a security system on his new residence, and $4,600 principally for benefits under CIGNA’s Financial Services Program (covering financial planning, tax preparation, and legal services related to financial and estate planning). The amount in 2003 consists of $84,300 for housing expenses (and associated tax gross up) incurred while Mr. Wolf maintained two residences prior to relocating to Philadelphia, and $4,400 principally for benefits under CIGNA’s Financial Services Program.

[5]	The amount consists of $53,800 for relocation expenses (and associated tax gross up) consisting principally of temporary housing and use of commercial aircraft, $15,900 for the use of corporate aircraft (and associated tax gross up), $3,800 for benefits under CIGNA’s Financial Services Program and $3,300 principally for use of a car and driver.

Option Grants in Fiscal Year 2004

The following table provides additional information about the stock options granted in 2004 to the named executive officers. Those stock options are shown in column (g) of the Summary Compensation Table on page 33. CIGNA did not grant stock appreciation rights in 2004.

Individual Grants					Grant Date Value
(a)	(b)	(c)	(d)	(e)	(f)
Name	Number of Securities Underlying Options Granted(#)	% of Total Options Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value($)[1]
H. Edward Hanway
New options[2]	241,000	7.59	55.44	02/25/2014	4,149,700
Replacement options[3]	62,271	1.96	56.10	02/26/2013	1,189,000
Replacement options[3]	63,062	1.99	66.17	12/08/2007	1,420,300
Michael W. Bell
New options[2]	80,400	2.53	55.44	02/25/2014	1,384,400
Replacement options[3]	7,983.25		66.17	02/26/2013	179,800
Judith E. Soltz
New options[2]	40,250	1.27	55.44	02/25/2014	693,100
Replacement options[3]	6,349.20		56.35	02/26/2013	121,800
Gregory H. Wolf
New options[2]	25,500.80		55.44	02/25/2014	439,100
Replacement options[3]	4,483.14		65.93	02/26/2013	100,600
Terry Kendall
New options[2]	22,800.72		55.44	02/25/2014	392,600
Replacement options[3]	3,959.12		66.72	02/26/2013	89,900
John W. Coyle
New options[2]	37,435	1.18	55.44	02/25/2014	644,600

[1]	These amounts were calculated using the Black-Scholes option pricing model, adapted for use in valuing employee stock options. The assumptions used in the model were: an expected option life of 3.3 years; a dividend yield of 0.2%; a price volatility of CIGNA common stock of 47.6%; and an annualized risk-free interest rate of 2.2%. The calculation also reflects an 8.0% discount per year for risk of forfeiture over the option vesting schedules. The actual value, if any, an executive may realize on options will depend on the excess of the stock price on the date the option is exercised over the exercise price. Executives will not necessarily realize the estimated value that the Black-Scholes model generates. CIGNA believes that no model can accurately predict the future price of CIGNA common stock or assign an accurate present value to stock options.

2	One-half of new options became exercisable at December 1, 2004, one-quarter will become exercisable on February 25, 2006, and the remaining one-quarter on February 25, 2007. Options granted in 1995 or later, and gains realized upon exercise of those options for certain periods, may be forfeited by the named executive officers if, following termination of employment with CIGNA, they engage in activities harmful to or in competition with CIGNA.

3	The options granted to executives in prior years had a replacement feature. The replacement feature for all outstanding options expired on June 30, 2004. Replacement options became exercisable six months after their grant date, and terminated on the expiration date of the option that they replaced. The exercise price of a replacement option was equal to the fair market value of CIGNA common stock on the grant date.

Aggregate Option Exercises in Fiscal Year 2004 and

2004 Fiscal Year-End Option Values

This table provides information about options exercised by the named executive officers during 2004, and about the unexercised stock options they held at the end of 2004. The named executive officers did not exercise or hold any stock appreciation rights during 2004.

(a)	(b)	(c)	(d)		(e)
	Number of Securities Underlying Exercised Options(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at 2004 Year-End(#)		Value of Unexercised In-The-Money Options at 2004 Year-End($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
H. Edward Hanway	154,129	1,693,300	1,024,546	370,499	6,219,400	9,757,000
Michael W. Bell	12,600	305,500	114,032	73,200	1,197,700	2,049,600
Judith E. Soltz	8,534	123,100	94,057	44,974	710,600	1,202,600
Gregory H. Wolf	7,050	169,200	43,833	33,900	448,900	892,300
Terry Kendall	6,300	156,200	92,152	30,300	411,900	797,500
John W. Coyle	-0-	-0-	18,717	18,718	489,100	489,100

*	See page 38 for a discussion of the treatment of Mr. Coyle’s unexercised options resulting from his termination of employment.

Long-Term Incentive Plan Awards in Fiscal Year 2004

This table provides information about long-term incentive awards granted in 2004 to the named executive officers.

			Estimated Future Payouts Under Non-Stock Price Based Plans
(a) Name	(b) Number of Units	(c) Period Until Maturation	(d) Threshold ($)	(e) Target($)	(f) Maximum ($)
H. Edward Hanway	60,000	3 years	*	4,500,000	12,000,000
Michael W. Bell	20,000	3 years	*	1,500,000	4,000,000
Judith E. Soltz	10,000	3 years	*	750,000	2,000,000
Gregory H. Wolf	6,335	3 years	*	475,125	1,267,000
Terry Kendall	5,670	3 years	*	425,250	1,134,000
John W. Coyle	9,335	3 years	*	700,125	1,867,000

*	The discussion below explains the minimum amount payable under the CIGNA Long-Term Incentive Plan.

One form of long-term incentive that CIGNA provides to executive officers and other key employees is strategic performance unit awards, called “SPUs,” under the Long-term Incentive Plan. The Committee sets performance metrics, payout formulas and a target value for the SPUs when they are awarded. For awards made in 2004, the People Resources Committee used total shareholder return, as a proxy for profitable growth, weighted equally with return on equity, as the performance metrics. The target value is currently $75 per unit, and is to be paid when CIGNA’s three-year return on equity and total shareholder return is in the median range compared to the competitors. The payout value of SPUs is based on CIGNA’s achievement relative to those performance metrics over a three-year period in comparison to a group of competitors that overall have business lines similar to CIGNA’s. The final dollar value of each unit may be from zero to $200.

The Committee assigns a value to SPUs by comparing CIGNA’s performance each year in the three-year performance period with the performance for a defined group of competitors and then assigns dollar values to the units based on the rankings, using a conversion formula. The Committee has discretion to reduce the dollar value of each SPU by up to $25, based on its judgment regarding strategic and financial performance during the period, and to otherwise reduce the payment or eliminate it entirely.

If within two years after a change of control of CIGNA an employee is terminated, or resigns because of certain adverse changes in employment conditions, that employee must be paid within 30 days for all SPU awards not yet valued and paid. The dollar value of each SPU would be the greatest of:

•	the target value;
•	the value for a unit paid in the preceding twelve-month period; or
•	the average of the unit values for the last two unit payments.

No payment is made to an employee terminated after conviction of a felony involving fraud or dishonesty directed against CIGNA.

Pension Plan Information

Retirement benefits are payable under a qualified plan covering all U.S. employees and a supplemental plan that provides benefits not available under the qualified plan because of federal tax code limits. These plans are described together as the “CIGNA Pension Plan.”

Pension Plan Table

The CIGNA Pension Plan provides two methods of determining retirement benefits. Mr. Hanway, Mr. Bell, Ms. Soltz, and certain other employees hired before January 1, 1989 participate in Part A of the Plan. This table shows annual retirement benefits under Part A (before the Social Security offset of 50% of an individual’s annual primary Social Security benefit) under a straight life annuity, computed assuming the recipient retires at age 65 after the years of service and earnings specified in the table.

	Years of Service
Remuneration	15	20	25	30
$600,000	$180,000	$240,000	$300,000	$360,000
1,000,000	300,000	400,000	500,000	600,000
1,400,000	420,000	560,000	700,000	840,000
1,800,000	540,000	720,000	900,000	1,080,000
2,200,000	660,000	880,000	1,100,000	1,320,000
2,600,000	780,000	1,040,000	1,300,000	1,560,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000
3,400,000	1,020,000	1,360,000	1,700,000	2,040,000
3,800,000	1,140,000	1,520,000	1,900,000	2,280,000
4,200,000	1,260,000	1,680,000	2,100,000	2,520,000
4,600,000	1,380,000	1,840,000	2,300,000	2,760,000

Under Part A, annual retirement benefits are based upon:

•	the employee’s earnings (generally, average annual earnings over the final 36 months of service or, if greater, the three consecutive calendar years with the highest earnings);
•	an annual accrual rate of 2%;
•	length of credited service (up to a maximum of 30 years); and
•	age at retirement (for retirement before age 65, Part A benefits are lower than shown in the table.)

Part A qualified benefits are paid after separation from service in annuity form, and Part A supplemental benefits may be paid in a lump sum or in annuity form.

Messrs. Wolf and Kendall and other employees, including those hired on or after January 1, 1989, participate in Part B of the Pension Plan.

Pension benefits under Part B equal the sum of an employee’s accumulated annual benefit credits and quarterly interest credits. Annual benefit credits are based on age, years of credited service and earnings. Quarterly interest credits are based on U.S. Treasury bond rates.

The estimated annual pension benefits payable under Part B for Messrs. Wolf and Kendall at age 65 are $217,600 and $115,200, respectively. Mr. Coyle was not vested in his Part B pension benefit as of his termination date. These estimates assume level compensation until retirement, annual interest credits of 5.5%, current plan formulas and regulatory environment, and payout under a straight life annuity. Part B benefits may be paid after separation from service in a lump sum or in an annuity form.

Covered earnings under both Part A and Part B include salary and bonuses, but not long-term incentive plan payouts or any other incentive awards. Salary and bonus information for the named executive officers is in columns (c) and (d) of the Summary Compensation Table on page 33.

As of January 1, 2005, the named executive officers had the following years of credited service: Mr. Hanway, 26 years; Mr. Bell, 20 years; Ms. Soltz, 26 years; Mr. Wolf, 3 years; and Mr. Kendall, 7 years.

For a three-year period following a change of control of CIGNA, the CIGNA Pension Plan cannot be terminated, or benefit accruals reduced. If Part A were to be terminated in the fourth or fifth year following a change of control, additional benefits would be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, participants in Part A and Part B who are terminated, other than for cause, within three years following a change of control would receive certain benefits. Participants in Part A would receive up to three years of additional service credit and a floor amount of final average earnings based on their level of earnings when a change of control occurred. Participants in Part B would receive a special benefit credit for the year of termination equal to a percentage of adjusted eligible earnings.

Termination of Employment

Executive level employees (including the named executive officers) who are terminated (other than as the result of conviction of a felony involving fraud or dishonesty directed against CIGNA) within two years after a change of control would receive (in addition to amounts already described in the Executive Compensation section of this Proxy Statement):

•	Payments, at the salary rate in effect at termination, for 156 weeks for senior executives (including the named executive officers) and 104 weeks for other executives; and
•	The higher of the bonus actually received for the preceding calendar year or the amount of the annual incentive bonus guideline applicable to the employee under the Corporation’s incentive bonus plan immediately before the change of control multiplied by three for senior executives (including the named executive officers) and by two for other executives.

If within two years after a change of control, any of the changes described in the next sentence affect an executive level employee, and he or she then resigns following written notification to CIGNA, the resignation will be treated as a termination after a change of control. The covered changes are any reduction in compensation; any material reduction in authority, duties or responsibilities; or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.

Severance benefits may be provided to executive level employees whose employment is terminated because of job elimination or any other reason. The amount of these benefits is subject to the discretion of the CEO (and, in the case of senior executives, the Committee). The following factors are typically considered in the exercise of such discretion: length of service; the executive’s total compensation target and the executive’s career plans following termination of employment with CIGNA.

Agreements

In connection with Mr. Coyle’s termination of employment effective January 14, 2005, he entered into an agreement dated August 30, 2004, pursuant to which he agreed not to compete with CIGNA for one year following his termination date. Pursuant to this agreement, Mr. Coyle received (1) salary from the date of the agreement until his termination date shown in column (c) in the Summary Compensation Table on page 33, (2) the bonus payment shown in column (d) in the Summary Compensation Table, and (3) severance benefits of $101,000, shown in column (i) in the Summary Compensation Table. In addition, Mr. Coyle will receive an SPU award related to the 2002 to 2004 performance period, with the estimated value shown in column (h) in the Summary Compensation Table, which is a pro rata portion (18 of 36 months) of the award granted to him. In addition, Mr. Coyle’s option grants shown in column (b) in the Option Grants Table on page 34 and his restricted stock described in Footnote 1 of the Summary Compensation Table continued to vest until his termination date; after that date any of his unexercised options expired and he forfeited his restricted stock in accordance with the terms of the original grants. Until March 25, 2005, Mr. Coyle continued group health care and life insurance coverage on the same basis as active employees. Also, Mr. Coyle received office space and secretarial service in accordance with CIGNA’s standard outplacement program for executive level employees, and access to CIGNA’s Financial Services Program through 2004, and will receive reimbursement for reasonable tax preparation fees for 2003 and 2004 income.

Performance Graph

The following graph, which covers the five-year period ending December 31, 2004, compares the cumulative total shareholder return (assuming reinvestment of dividends) on CIGNA’s common stock with the cumulative total shareholder return on (i) the Standard and Poor’s (S&P) 500 Index and (ii) a weighted average of the S&P Managed Health Care and Life & Health Insurance Indexes.

Compliance with Section 16(a)

Beneficial Ownership Reporting Requirements

CIGNA’s Directors and executive officers are required to file reports of their holdings and transactions in CIGNA securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and representations from our executive officers and Directors, we believe that all reports due in 2004 were filed as required.

Largest Security Holders

This table lists one shareholder that filed a Schedule 13G indicating that it beneficially owned more than five percent (5%) of CIGNA’s common stock as of December 31, 2004. The table was prepared using information from the Schedule 13G filed by the beneficial owner listed and other sources.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of December 31, 2004	Percent of Class as of December 31, 2004
Franklin Resources, Inc. One Franklin Parkway, Bldg. 920 San Mateo, CA 94403	6,789,178 common shares	5.1%

Various affiliates of Franklin Resources, Inc. including Templeton Global Advisors Limited, Franklin Templeton Investment Management Limited, Templeton Investment Counsel, LLC, Franklin Templeton Investments Corp., Franklin Templeton Portfolio Advisors, Inc., Franklin Advisers, Inc., Fiduciary Trust Company International, and Templeton Asset Management, Ltd. reported on the 13G that they held shares for the account of discretionary clients. These clients have the right to receive dividends and any proceeds from the sale of these shares. Franklin Resources, Inc. reported it has sole voting power for 6,612,386 shares and dispositive power for 6,789,178 shares. Franklin Resources, Inc. reported to the Securities and Exchange Commission that it acquired its shares in the ordinary course of business with no intention of influencing control of CIGNA.

Solicitation Expenses

CIGNA will bear the cost of soliciting your proxy. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their out-of-pocket expenses. In addition, we have engaged Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. Georgeson will receive a fee of approximately $15,000 and be reimbursed for reasonable out-of-pocket expenses associated with this work.

Proxies will be solicited personally, through the mail, by telephone, by facsimile or via the Internet. Directors, officers, employees and agents of CIGNA or its subsidiaries may assist in solicitation efforts.

2006 Annual Meeting

The 2006 Annual Meeting will be held Wednesday, April 26, 2006, at a time and location to be announced later. The Board may change this date if necessary.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

CIGNA’s Corporate Secretary must receive a shareholder proposal by November 18, 2005, for the proposal to be eligible for inclusion in our proxy material for next year’s annual meeting.

Shareholder Proposals and Nominations for Presentation at Next Year’s Annual Meeting

Shareholders can present proposals not included in CIGNA’s proxy material from the floor of next year’s annual meeting only if the Corporate Secretary receives notice and certain information before January 26, 2006. Any shareholder who wishes to introduce a proposal should consult CIGNA’s by-laws and applicable proxy rules of the Securities and Exchange Commission.

Shareholders can nominate someone for the Board of Directors from the floor of next year’s annual meeting only if the Corporate Secretary receives notice before January 26, 2006. The notice must include certain information, specified in the by-laws, about you and your nominee(s). Each nominee must also provide the Corporate Secretary with written consent to serve if elected.

Please see page 10 for information on making suggestions on Board nominees to the Corporate Governance Committee.

CAROL J. WARD, Corporate Secretary

APPENDIX A

AUDIT COMMITTEE CHARTER (as approved by the Board February 1, 2005)

(also available at

http://www.cigna.com/general/about/governance/auditcommitteecharter.pdf)

Management is responsible for the Corporation’s internal controls and the financial reporting process. The Independent Auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements and issuing a report on these financial statements. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the Corporation’s internal controls, financial reporting and independent auditing processes as set forth in this charter. In connection with its responsibility, the Audit Committee may consider and rely upon reports and work from persons and organizations inside and outside of the Corporation when the Committee reasonably believes that the reports and work merit confidence.

PURPOSE

The Audit Committee shall represent and assist the Board in fulfilling its oversight responsibility regarding:

•	The qualifications, independence and performance of the Corporation’s Independent Auditors,
•	The adequacy of the Corporation’s internal controls and the integrity of the Corporation’s financial information reported to the public,
•	The performance of the Corporation’s internal audit function,
•	The appropriateness of the Corporation’s accounting policies, and
•	The Corporation’s compliance with legal and regulatory requirements.

The Audit Committee shall prepare the Audit Committee report for inclusion in the Corporation’s proxy statement.

MEMBERSHIP

The Audit Committee shall consist of a minimum of at least three members of the Board of Directors. Members of the Committee shall be appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee and may be removed by the Board of Directors in its discretion. All members of the Committee shall satisfy all applicable independence requirements. Each member of the Committee shall be financially literate, as determined by the Board of Directors. In addition, at least one member of the Committee shall be an “audit committee financial expert,” as determined by the Board in accordance with Securities and Exchange Commission rules.

The Audit Committee shall have the following authority and responsibilities:

MATTERS PERTAINING TO INDEPENDENT AUDITORS

The Independent Auditors shall have sole accountability to the Audit Committee.

The Audit Committee shall appoint (subject to ratification by the Corporation’s shareholders), compensate, oversee the work of and remove, as appropriate, the Independent Auditors.

In connection with its oversight of the Independent Auditors, the Audit Committee shall:

•	Review and approve the terms of the engagement of the Independent Auditors, including the scope of their audit, proposed fees and personnel qualifications.
•	Approve in advance all audit and permissible non-audit services to be provided by the Independent Auditors. An audit service within the scope of the engagement approved by the Audit Committee shall be deemed to be approved in advance.

•	Periodically review information from the Independent Auditors regarding the Independent Auditors’ qualifications, independence, and performance. At least annually, consider the independence of the

Independent Auditors, including whether their performance of permissible non-audit services is compatible with their independence, and (to assess the auditor’s independence) receive and review a report by the Independent Auditors describing any relationships between the Independent Auditors and the Corporation or any other relationships that may adversely affect the independence of the Independent Auditors.

•	Discuss information regarding qualifications, independence and performance with the Independent Auditors; take appropriate action to determine such qualifications and independence and evaluate their performance.
•	Review and approve in advance all engagements of the Independent Auditors to provide audit and permissible non-audit services and develop and oversee policies and procedures for the engagement of the Independent Auditors to provide audit and permissible non-audit services.
•	Receive and review required communications from the Independent Auditors, including the Independent Auditors’ report concerning:
-	critical accounting policies and practices to be used,
-	all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditors, and
-	other material written communications between the Independent Auditors and management, such as any management letter or schedule of unadjusted differences.
•	Annually, receive and review the Independent Auditors’ report on:
-	the Independent Auditors’ internal quality-control procedures, and,
-	any material issues raised by the most recent internal quality-control review, peer review, or inspection report of, or proceeding against, the Independent Auditors, or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditors’ firm, and any steps taken to deal with any such issues.
•	Establish policies for hiring employees and former employees of the Independent Auditors.

MATTERS PERTAINING TO THE GENERAL AUDITOR, RISK ASSESSMENT AND RISK MANAGEMENT

The Audit Committee shall:

•	Review with the General Auditor planned Internal Audit activities, including adequacy of staffing and qualifications of the staff, and the results of Internal Audit activities.
•	Discuss with management, including the General Auditor, the Corporation’s policies regarding risk management and risk assessment.

MATTERS PERTAINING TO FILINGS WITH GOVERNMENT AGENCIES

The Audit Committee shall:

•	Review with the Independent Auditors and management the Corporation’s Form 10-K, including the Corporation’s annual audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend for Board approval the inclusion of the financial statements in the Form 10-K for filing with the Securities and Exchange Commission.
•	Discuss with the Independent Auditors and management the Corporation’s quarterly financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
•	Discuss with management and the independent auditors the procedures employed to ensure compliance with Sarbanes-Oxley sections 302 and 404, including policies and procedures regarding adequacy of financial reporting and disclosure controls.
•	Prepare and approve the Audit Committee report for the Corporation’s proxy statement.
•	Review with management the Corporation’s proxy statement and related materials, and recommend their approval to the Board for filing with the Securities and Exchange Commission.

CONTROLS; SIGNIFICANT ACCOUNTING POLICIES

The Audit Committee shall:

•	Review with the Independent Auditors and management the Independent Auditors’ Annual Report on Management’s Assessment of the Corporation’s Internal Controls.
•	Review with management and the General Auditor the adequacy and effectiveness of the Corporation’s internal controls, financial controls, and of disclosure controls and procedures.
•	Review with management and the Independent Auditors the Corporation’s significant accounting policies.
•	Review with the Independent Auditors any audit problems, differences or difficulties and management’s response.

PRESS RELEASES AND EARNINGS GUIDANCE

The Audit Committee shall:

•	Review with management and Independent Auditors the earnings press releases.
•	Periodically discuss with management and Independent Auditors policies regarding earnings releases, financial information and earnings guidance provided to analysts and rating agencies.

COMPLIANCE AND LEGAL MATTERS

The Audit Committee shall:

•	Review with the Corporation’s Compliance Officer the Corporation’s Compliance Program.
•	Review with the Corporation’s General Counsel material litigation and other legal matters as appropriate.
•	Establish and review procedures for:
-	receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal accounting controls and auditing matters; and
-	the Corporation’s employees to submit confidentially and anonymously concerns regarding questionable accounting and auditing matters.

OTHER MATTERS

In order to carry out and effectuate its purpose, the Audit Committee shall, at least quarterly, meet separately with the Corporation’s:

•	General Counsel,
•	Independent Auditors,
•	General Auditor, and
•	Chief Accounting Officer

In order to carry out its responsibilities, the Audit Committee shall also:

•	have the authority to engage independent counsel and advisers, and shall receive appropriate funding from the Corporation, as determined by the Committee, for payment of compensation to any such counsel and advisers,
•	have the authority to conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities, and
•	receive appropriate funding from the Corporation for the payment of such ordinary administrative expenses as the Committee determines are necessary or appropriate for carrying out its duties.

The Audit Committee shall report regularly to the Board with respect to its activities.

PERFORMANCE EVALUATION AND CHARTER REVIEW

The Audit Committee shall annually:

•	evaluate and assess its performance, and
•	reassess the adequacy of its charter and recommend any proposed changes to the Board for approval.

APPENDIX B

CIGNA LONG-TERM INCENTIVE PLAN

(As Amended and Restated effective as of January 1, 2005)

ARTICLE 1

Statement of Purpose; Effect on Prior Plans

The CIGNA Long-Term Incentive Plan is intended to:

(a)	Provide key employees of the Company with an opportunity to acquire an equity interest in CIGNA Corporation, thereby increasing their personal interest in its continued success and progress;

(b)	Aid the Company in attracting and retaining employees of exceptional ability;

(c)	Supplement and balance the Company’s salary and incentive bonus programs in support of CIGNA Corporation’s long-term strategic plans and financial results;

(d)	Encourage decisions and actions by Company executives that are consistent with the long-range interests of CIGNA Corporation’s shareholders.

The Plan is an amendment and restatement as of January 1, 2005 of the Prior Plan. As of the date CIGNA Corporation shareholders adopt this amended and restated Plan, any of the shares of Common Stock authorized for issuance under the CIGNA Corporation Stock Plan (approved by CIGNA Corporation shareholders at the CIGNA Corporation Annual Meeting on April 24, 1991) in excess of the number of shares reserved for awards that have been made under that plan shall be transferred into this Plan and shall become available for grant under this Plan. From and after the date CIGNA Corporation shareholders adopt this amended and restated Plan, no further awards shall be made under the CIGNA Corporation Stock Plan.

ARTICLE 2

Definitions

Except as otherwise provided in the Plan or unless the context otherwise requires, the terms defined below shall have the following meanings under the Plan:

2.1	“Affiliate” — the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

2.2	“Beneficial Owner” and “Beneficially Owned” — the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

2.3	“Board” — the Board of Directors of CIGNA Corporation or any duly authorized committee of that Board.

2.4	“CEO” — the Chief Executive Officer of CIGNA Corporation.

2.5	“Change of Control” — any of the following:

(a)	A corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having 25% or more of the combined voting power of CIGNA Corporation’s then outstanding securities; or

(b)	There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than

(i)	a merger or consolidation immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the Board of Directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or

(ii)	a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(c)	A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board. For purposes of the preceding sentence “Continuity Directors” shall mean those members of the Board who either: (1) were Directors at the beginning of such consecutive 24-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors of the Company); or

(d)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the Board of Directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.6	“Code” — the Internal Revenue Code of 1986, as amended.

2.7	“Committee” — the Board’s People Resources Committee or any successor committee with responsibility for compensation.

2.8	“Common Stock” — the common stock, par value $0.25 per share, of CIGNA Corporation.

2.9	“Company” — CIGNA Corporation, a Delaware corporation, and/or its Subsidiaries.

2.10	“Deferred Compensation Plan” — a Company deferred compensation plan, or another arrangement of the Company which has been designated by the Committee as a “Deferred Compensation Plan” for purposes of this Plan.

2.11	“Disability” — permanent and total disability as defined in Code Section 22(e)(3).

2.12

“Early Retirement” — a Termination of Employment, after appropriate notice to the Company, (a) on or after a Participant has reached age 55 (but not age 65) and attained at least five years of service (as determined under the rules for counting vesting service under the CIGNA Pension Plan), or (b) upon such terms and conditions approved by the Committee or officers of the Company designated by the Board or the Committee.

2.13	“Effective Date” – January 1, 2005, subject to approval by the shareholders of CIGNA Corporation.

2.14	“Eligible Employee” — a salaried officer or other key employee of the Company.

2.15	“Exchange Act” — the Securities Exchange Act of 1934, as amended.

2.16	“Fair Market Value” — the average of the highest and lowest quoted selling prices as reported on the Composite Tape (or any successor method of publishing stock prices) as of 4:00 p.m. Eastern time (or such other time as trading on the New York Stock Exchange may close) on the date as of which any determination of stock value is made. If the Composite Tape (or any successor publication) is not published on that date, the determination will be made on the next preceding date of publication. In the absence of reported Common Stock sales, the Committee will determine Fair Market Value by taking into account all facts and circumstances the Committee deems relevant.

2.17	“Incentive Stock Option” — an Option described by Code Section 422(b).

2.18	“Nonqualified Option” — an Option that is not an Incentive Stock Option.

2.19	“Option” — a right granted under Article 5 to purchase one or more shares of Common Stock.

2.20	“Option Expiration Date” — the last date, specified in the Option grant, on which an Option may be exercised.

2.21	“Participant” — an Eligible Employee who has received an award under the Plan.

2.22	“Payment” — the compensation due a Participant, or Participant’s estate, under Article 10 of the Plan on account of a grant of Performance Shares or Units.

2.23	“Payment Date” — the date that a Qualifying Plan payment is made (or would have been made if not deferred under Section 9.3).

2.24	“Peer Group” — a group of companies, selected by the Committee, whose financial performance is compared to CIGNA Corporation’s.

2.25

“Performance Measures” — the measures to be used to assess the Company’s performance with respect to Restricted Stock subject to performance conditions, Strategic Performance Units and Strategic Performance Shares. The measures shall be one or more of the following: earnings (total or per share); net income (total or per share); growth in net income (total or per share); income from selected businesses (total or per share); growth in net income or income from selected businesses (total or per share); pre-tax income or growth in pre-tax income; profit margins; revenues; revenue growth; premiums and fees; growth in premiums and fees; membership; membership growth; market share; change in market share; book value; total shareholder return; stock price; change in stock price; market capitalization; change in market capitalization; return on market value; shareholder equity (total or per share); return on equity; assets; return on assets; capital; return on capital; economic value added; market value added; cash flow; change in cash flow; expense ratios or other expense management measures; medical loss ratio; ratio of claims or loss costs to revenues; satisfaction – customer, provider, or employee; service quality; productivity ratios or other measures of operating efficiency; and accuracy of claim processing or other measures of operational effectiveness. The Committee may specify any reasonable definition of the measures it uses. Such definitions may provide for reasonable adjustments to the measures and may include or exclude items, including but not limited to: realized investment gains and losses; special items identified in the Company’s reporting; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, reserve strengthening, or financing activities; expenses for restructuring or productivity initiatives; and other non-operating items.

2.26	“Performance Objectives” — the written objective performance goals applicable to performance conditions for Restricted Stock granted under Section 7.3 or Strategic Performance Shares or Strategic Performance Units granted under Section 10.1. To the extent required by Code Section 162(m), the Performance Objectives shall be stated in terms of one or more Performance Measures. Performance Objectives may be for the Company as a whole, for one or more of its subsidiaries, business units, lines of business or for any combination of the foregoing and may be absolute or may require comparing the Company’s financial performance to that of a Peer Group or of a specified index or indices, or be based on a combination of the foregoing.

2.27	“Performance Period” — the period, specified by the Committee, during which Performance Objectives applicable to Strategic Performance Shares or Strategic Performance Units are measured.

2.28	“Person” — the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.29	“Plan” — the CIGNA Long-Term Incentive Plan.

2.30	“Prior Plan” — the CIGNA Long-Term Incentive Plan as restated effective January 1, 2000 and as amended through July 2004.

2.31	“Qualifying Plan” — any Company bonus plan, short-term or long-term incentive compensation plan, any other incentive compensation arrangement or any supplemental retirement benefit plan that is not tax qualified under the Code.

2.32	“Restricted Period” — the period during which Common Stock is subject to restrictions under Section 7.2.

2.33	“Restricted Stock” — Common Stock granted under Article 7 that remains subject to a Restricted Period.

2.34	“Retirement” — a Participant’s Termination of Employment, after appropriate notice to the Company, on or after a Participant has reached age 65 and attained at least five years of service (as determined under the rules for counting vesting service under the CIGNA Pension Plan) or upon such other terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.35	“SAR” — a stock appreciation right granted under Article 6.

2.36	“SEC” — the Securities and Exchange Commission.

2.37	“Strategic Performance Share” or “Performance Share” — an amount of incentive opportunity available for award to a Participant for a specified Performance Period, with a value equal to the Fair Market Value of one share of Common Stock.

2.38	“Strategic Performance Unit” or “Unit” — the smallest amount of incentive opportunity available for award to a Participant for a specified Performance Period, with a target value of $75.00 per Unit unless a different target value is established by the Committee at the time a Unit Award is made.

2.39	“Subsidiary” — any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by CIGNA Corporation; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA Corporation; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company’s consolidated financial statements under generally accepted accounting principles.

2.40	“Termination for Cause” — a Termination of Employment initiated by the Company on account of the conviction of an employee of a felony involving fraud or dishonesty directed against the Company.

2.41	“Termination of Employment” — the termination of the Participant’s employment relationship with the Company (unless otherwise expressly provided by the Committee) or a transaction by which the Participant’s employing Company ceases to be a Subsidiary.

2.42	“Termination Upon a Change of Control” — a Termination of Employment upon or within two years after a Change of Control (a) initiated by the Company or a successor other than a Termination for Cause or (b) initiated by a Participant after determining in the Participant’s reasonable judgment that there has been a material reduction in the Participant’s authority, duties or responsibilities, any reduction in the Participant’s compensation, or any change caused by the Company in the Participant’s office location of more than 35 miles from its location on the date of the Change of Control.

2.43	“Vesting Percentage” — the ratio, determined by the Committee, of Performance Shares payable under Section 10.3 to Performance Shares granted under Section 10.1.

ARTICLE 3

Participation

3.1	Participation. An Eligible Employee who receives an authorized award under the Plan shall become a Participant upon receipt of the award.

3.2	Directors. Members of the Board who are not employed by the Company are not eligible to participate in the Plan.

ARTICLE 4

Authorized Incentive Awards

4.1	Authorized Awards. The Plan’s authorized awards are: (a) Options (including Incentive Stock Options); (b) SARs; (c) Restricted Stock; (d) dividend equivalent rights; (e) Common Stock in lieu of cash or other awards payable under a Qualifying Plan; (f) Strategic Performance Shares; and (g) Strategic Performance Units.

4.2	General Powers of the Committee. Subject to the requirements of the Plan and Delaware law, the Committee may in its sole discretion select Participants, grant them any authorized awards in amounts and combinations, and upon terms and conditions, as it shall determine, and exercise any other authority granted to the Committee under the Plan. The Committee may delegate to the CEO or the CEO’s designee any such authority; however, no power or authority delegated by the Committee under the Plan may be exercised (a) to affect the terms and conditions of an award made to anyone subject to the requirements of Section 16(a) of the Exchange Act or (b) as to matters reserved to the Board under the Delaware General Corporation Law.

4.3	General Powers of the CEO. Subject to the requirements of Delaware law, the CEO shall have the authority and discretion to select Participants and grant them any authorized awards in amounts and combinations and upon terms and conditions as the CEO shall determine, subject to the same limitations and provisions that apply under the Plan to the Committee, and also subject to the following:

(a)	The CEO may not grant any awards to or for the benefit of (1) members of the Board or (2) anyone subject to the requirements of Exchange Act Section 16(a);

(b)	The CEO must be a member of the Board when the CEO grants any award under the Plan and must be properly empowered by the Board to grant such award; and

(c)	The total number of shares of Common Stock which may be issued pursuant to awards granted under this Section 4.3 is limited to a maximum of 10% of the number of shares of Common Stock authorized to be issued under the Plan.

4.4	Term Limit. No awards may be made under this Plan after December 31, 2014.

ARTICLE 5

Stock Options

5.1	General. Subject to any Plan limitations and provisions, the Committee may grant Options to Eligible Employees upon terms and conditions that it may establish, including restrictions on the right to exercise Options. However, no Option shall be exercisable by a Participant within one year after the Option grant date, except as provided under the Plan or the terms of the Option grant upon a Participant’s Termination of Employment due to death, Disability, Early Retirement or Retirement or a Participant’s Termination Upon a Change of Control.

5.2	Option Price. The exercise price per share of any Option shall not be less than the Fair Market Value on the grant date. The Option price may be paid in cash or, if the Committee so provides, in Common Stock. Common Stock used to pay the Option price shall be valued using the Fair Market Value on the Option exercise date.

5.3	Maximum Term. No Option Expiration Date shall be more than 10 years after the Option grant date. Under Section 5.5, an Option may expire earlier than the Option Expiration Date specified in the Option grant.

5.4	Leave of Absence. Unless otherwise expressly provided by the Committee, no Option may be exercised during a leave of absence except to the extent exercisable immediately before the start of the leave. Termination of Employment during a leave of absence shall be treated under Section 5.5 the same as Termination of Employment during a period of active employment.

5.5	Expiration of Options.

(a)	Except as provided elsewhere in Section 5.5, any outstanding Option held by a Participant at Termination of Employment shall expire on the date of Termination of Employment.

(b)	Any outstanding Option held by a Participant at Termination Upon a Change of Control shall:

(1)	Become exercisable no later than the date of his Termination of Employment to the extent not already exercisable; and
(2)	Expire on the earlier of 3 months from the date of Termination of Employment or the Option Expiration Date.

(c)	Any outstanding Option held by a Participant at Termination of Employment due to death, Disability, Early Retirement or Retirement shall become or remain exercisable in accordance with the terms and conditions established by the Committee at the time of grant.

5.6	No Repricing; No Automatic Option Grants (Reloads). Without prior approval of CIGNA Corporation shareholders, the Committee may not:

(a)	Cancel a previously granted Option and grant a replacement Option if the new Option exercise price is lower than that of the canceled Option;

(b)	Provide for any automatic grant of a new Option upon a Participant’s exercise of any Option granted under the Plan; or

(c)	Amend an Option to lower the Option exercise price, except for adjustments required or otherwise made under Article 12, or take any other action that could constitute a repricing.

5.7	Incentive Stock Options. The following terms and conditions shall apply to any Options granted under the Plan that are identified as Incentive Stock Options.

(a)	Incentive Stock Options may be granted only to Eligible Employees who are employed by CIGNA Corporation or a corporation that is either a direct Subsidiary or an indirect Subsidiary through an unbroken chain of corporations.

(b)	No Incentive Stock Option may be granted after December 31, 2014.

(c)	No Incentive Stock Option may be granted to any person who, at the time of grant, owns (or is deemed to own under Code Section 424(d)) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of CIGNA Corporation or a Subsidiary, unless the Option exercise price is at least 110% of the Fair Market Value of the stock subject to the Option and the Option by its terms is not exercisable after the expiration of five years after the Option grant date.

(d)	To the extent that the aggregate Fair Market Value of stock with respect to which the Incentive Stock Options first become exercisable by a Participant in any calendar year exceeds $100,000 (taking into account both Common Stock subject to the Incentive Stock Options under this Plan and stock subject to Incentive Stock Options under all other Company plans, if any), such Options shall be treated as Nonqualified Options. For this purpose the Fair Market Value of the stock subject to Options shall be determined as of the date the Options were awarded. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

(e)	Any grant of Incentive Stock Options shall include whatever terms and conditions are required to meet the requirements of Code Section 422.

ARTICLE 6

Stock Appreciation Rights

6.1	General. Subject to any Plan limitations and provisions, after the Effective Date the Committee may grant SARs to Eligible Employees upon terms and conditions it may establish, including restrictions on the right to exercise SARs. However, no SAR shall be exercisable by a Participant within one year after the SAR grant date, except as provided under the Plan or the terms of the SAR grant upon a Participant’s Termination of Employment due to death, Disability, Early Retirement or Retirement or a Participant’s Termination Upon a Change of Control.

6.2	Maximum Term. No SAR shall be exercisable more than 10 years after the SAR grant date. Under Section 6.5, an SAR may expire earlier than the expiration date specified in the SAR grant.

6.3	SAR Exercise. The SAR shall entitle the Participant to receive upon exercise of the SAR, without payment to the Company, a whole number of shares of Common Stock determined by multiplying (a) and (b) and dividing the result by (c):

(a)	Total number of shares subject to the SAR that the Participant designates for SAR exercise, up to the maximum number available for exercise as of the SAR exercise date;

(b)	Excess of (1) the Fair Market Value of a share of Common Stock on the SAR exercise date over (2) the Fair Market Value of a share of Common Stock on the grant date of the SAR; and

(c)	Fair Market Value of a share of Common Stock on the SAR exercise date.

Any fractional share of Common Stock resulting from this calculation shall be ignored.

Upon exercise of an SAR, the number of shares that the Participant designates for exercise will be subtracted from the number of shares available under the SAR immediately before the SAR exercise to determine the remaining number of shares, if any, that the Participant may designate for any future exercise of the SAR.

6.4	Leave of Absence. Unless otherwise expressly provided by the Committee, no SAR may be exercised during a leave of absence except to the extent exercisable immediately before the start of the leave. Termination of Employment during a leave of absence shall be treated under Section 6.5 the same as Termination of Employment during a period of active employment.

6.5	Expiration of SARs.

(a)	Except as provided elsewhere in Section 6.5, any outstanding SAR held by a Participant at Termination of Employment shall expire on the date of Termination of Employment.

(b)	Any outstanding SAR held by a Participant at Termination Upon a Change of Control shall:

(1)	Become exercisable no later than the date of his Termination of Employment to the extent not already exercisable; and

(2)	Expire on the earlier of 3 months from the date of Termination of Employment or the SAR Expiration Date.

(c)	Any outstanding SAR held by a Participant at Termination of Employment due to death, Disability, Early Retirement or Retirement shall become or remain exercisable in accordance with the terms and conditions established by the Committee at the time of grant.

6.6	No Repricing; No Automatic SAR Grants (Reloads). Without prior approval of CIGNA Corporation shareholders, the Committee may not:

(a)	Cancel a previously granted SAR and grant a replacement SAR if the Fair Market Value on date of grant of the new SAR is lower than the Fair Market Value on date of grant of the canceled SAR;

(b)	Provide for any automatic grant of a new SAR upon a Participant’s exercise of any SAR granted under the Plan; or

(c)	Amend a SAR to lower the SAR exercise price, except for adjustments required or otherwise made under Article 12, or take any other action that could constitute a repricing.

ARTICLE 7

Restricted Stock Grants

7.1	General. Subject to any limitations and provisions in the Plan, the Committee may grant Restricted Stock to Eligible Employees upon terms and conditions it may establish. The consideration for a Restricted Stock grant may be solely in the form of the recipient’s services rendered to the Company, or it may be any other lawful form of consideration the Committee may determine.

7.2	Restricted Period. Except as provided below, Restricted Stock shall not be sold, transferred, assigned, pledged or otherwise disposed of by the Participant during the Restricted Period established by the Committee. The Committee may establish different Restricted Periods and different restriction terms for shares contained in a single Restricted Stock grant. No more than 5% of the Restricted Stock granted under the Plan shall have a Restricted Period less than three years.

7.3	Performance Conditions. The Committee may grant Restricted Stock that is subject to performance conditions, as follows:

(a)	Restricted Stock may automatically be forfeited to the Company at the end of the Restricted Period unless, and to the extent that, the Company meets specified Performance Objectives; or

(b)	The Restricted Period applicable to Restricted Stock may end earlier if, and to the extent that, the Company meets specified Performance Objectives.

If the Committee grants Restricted Stock subject to performance conditions, at the time of grant the Committee shall establish the applicable Performance Measures, Performance Objectives, vesting schedule and, if the Performance Objectives require comparing the Company’s financial results to those of a Peer Group, the composition of the Peer Group. To the extent required by Code Section 162(m), before the vesting of any Restricted Stock subject to performance conditions, the Committee shall certify in writing that the Performance Objectives established at time of grant have been met. The Committee may establish different performance conditions for shares contained in a single Restricted Stock grant. No Eligible Employee may receive more than 150,000 shares of Restricted Stock with performance conditions during any calendar year.

7.4	Issuance; Voting Rights; Dividends. Restricted Stock granted to a Participant shall be issued by the Company as of the date of the grant. During the Restricted Period, the Participant shall be entitled to vote the shares. The Committee may provide for the current or deferred payment of dividends on shares of Restricted Stock to the holders of such shares. Shares issued as a result of stock dividends, splits or reclassifications, to the extent the issued shares relate to Restricted Stock, shall be subject to the same limitations, restrictions and provisions that are applicable to the related Restricted Stock.

7.5	Termination of Employment.

(a)	Except as provided below, Restricted Stock (and all related rights) owned by a Participant at Termination of Employment during a Restricted Period shall be forfeited to the Company immediately upon Termination of Employment (unless otherwise expressly provided by the Committee).

(b)	If a Participant’s Termination of Employment during a Restricted Period is due to Early Retirement or Retirement, the Committee or its designee (in the sole discretion of either) may provide before the Participant’s Termination of Employment that the Restricted Period applicable to any Restricted Stock owned by the Participant shall lapse immediately upon the Participant’s Termination of Employment.

(c)	If a Participant’s Termination of Employment during a Restricted Period is a Termination Upon a Change of Control or is due to death or Disability, the Restricted Period applicable to any Restricted Stock owned by the Participant shall lapse immediately on date of Termination of Employment.

7.6	Leave of Absence. The Committee shall determine the effect of approved leaves of absence on applicable Restricted Periods. No Restricted Period, however, may lapse during an approved leave of absence unless expressly provided by the Committee.

ARTICLE 8

Dividend Equivalent Rights

8.1	General. Subject to the limitations and provisions of the Plan, the Committee may grant dividend equivalent rights to Eligible Employees upon terms and conditions it may establish. The consideration for stock issued pursuant to dividend equivalent rights may be solely in the form of the recipient’s services rendered to the Company, or it may be any other lawful form of consideration as the Committee may determine.

8.2	Rights and Options or SARs. Each right may relate to a specific Option or SAR granted under the Plan and may be granted to the Option or SAR holder at the same time as the Option or SAR grant or later, or each right may be independent of any Option or SAR.

8.3	Nature of Rights. The right shall entitle a holder to receive, for a period of time to be determined by the Committee, a payment equal to the quarterly dividend declared and paid by the Company on one share of Common Stock. If the right relates to a specific Option or SAR, the period shall not extend beyond the earlier of the date the Option or SAR is exercised or the Option or SAR Expiration Date.

8.4	Payments. The Committee shall determine at time of grant whether payment pursuant to a right shall be immediate or deferred and whether made in cash or Common Stock, or a combination of both. If immediate, the Company shall make payments pursuant to each right within 90 days after the Company has paid the quarterly dividend to holders of Common Stock. If deferred, the payments shall accumulate (with interest computed in a manner to be determined by the Committee) until a date or event specified by the Committee and then shall be made within 90 days after the occurrence of the specified date or event, unless the right is forfeited under the terms of the Plan.

8.5	Termination of Employment. Any dividend equivalent right held by a Participant at Termination of Employment for any reason shall be forfeited to the Company immediately upon Termination of Employment, unless otherwise expressly provided by the Committee.

ARTICLE 9

Common Stock in Place of Other Awards

9.1	General. The Committee may grant an Eligible Employee Common Stock (including Restricted Stock) instead of all or a portion (determined by the Committee) of an award otherwise payable under a Qualifying Plan. The grant shall be for a number of shares of Common Stock that have an aggregate Fair Market Value, determined as of the Payment Date, equal to the amount of the award being replaced by the Common Stock.

9.2	Death; Termination of Employment. Unless the Committee, in its sole discretion, provides otherwise, a Common Stock grant approved under Section 9.1 for a Participant whose Termination of Employment occurs before the Payment Date shall still be granted. If the reason for Termination of Employment is the Participant’s death, however, the Common Stock grant shall automatically be canceled, and the award payment shall be made in accordance with the terms of the Qualifying Plan.

9.3	Deferral of Payments. A Common Stock grant approved under Section 9.1 shall be deferred if the Participant had elected to defer the underlying award under a Deferred Compensation Plan, subject to the provisions of the Deferred Compensation Plan and Section 10.6(d) of this Plan. Common Stock that would have been issued but for deferral under this provision shall be issued under this Plan at the end of the deferral period.

ARTICLE 10

Strategic Performance Units; Strategic Performance Shares

10.1	Award of Units and Shares.

(a)	The Committee may in its sole discretion grant Strategic Performance Shares, Strategic Performance Units or both to Eligible Employees selected for participation for a Performance Period.

(b)	The Committee, the CEO or the CEO’s designee may grant Strategic Performance Shares, Strategic Performance Units, or both to a person who becomes an Eligible Employee during a Performance Period as long as any such grant made by the CEO or the CEO’s designee is (1) in accordance with guidelines approved by the Committee or (2) subject to ratification by the Committee before any resulting Payment is made.

(c)	During any calendar year an Eligible Employee may receive no more than 100,000 Performance Shares, or 100,000 Units, or a combination of 100,000 Performance Shares and Units.

10.2	Performance Goals; Financial Measures. When the Committee grants Performance Shares or Units for a particular Performance Period, it shall:

(a)	Establish in writing the Performance Objectives and the Performance Measures applicable to the Performance Period;

(b)	Determine the length of the Performance Period and, if the Performance Objectives require comparing the Company’s financial results to those of a Peer Group, the composition of the Peer Group; and

(c)	Determine the formula or method for determining the Vesting Percentage for Performance Shares and the value of Units.

10.3	Vesting Percentage; Value of Units. After the close of the Performance Period, the Committee will determine the preliminary Vesting Percentage and/or Unit Value based on the applicable formula or method under Section 10.2(c). The preliminary value may be adjusted downward by the Committee based upon the Committee’s evaluation of CIGNA Corporation’s strategic accomplishments over the Performance Period. The final Vesting Percentage shall not exceed 200%, and the final Unit value shall not exceed $200.00. To the extent required by Code Section 162(m), before Payment of any Performance Share or Unit, the Committee shall certify in writing that the Vesting Percentage or Unit value for the Performance Period is based on the attainment of the pre-established Performance Objectives for the Performance Period.

10.4	Performance Share or Unit Payment.

(a)	After the Committee has determined the Vesting Percentage or Unit value for a Performance Period and subject to Sections 10.5 and 10.6, the Company shall make Payments to Participants to whom Performance Shares or Units were granted for the Performance Period.

(b)	Payment to a Participant for a grant of Performance Shares shall equal (1) the number of Performance Shares granted to the Participant multiplied by (2) the Vesting Percentage determined under Section 10.3. This product shall be multiplied by the Fair Market Value of Common Stock on the date the Committee determines the Vesting Percentage, to the extent the Committee provides for payment of Performance Shares in cash.

(c)	Payment to a Participant for a grant of Units shall equal the number of Units granted to the Participant multiplied by the Unit value determined under Section 10.3.

(d)	Notwithstanding the above, the Committee in its sole discretion may reduce the amount of any Payment to any Participant, eliminate entirely the Payment to any Participant, or defer the Payment until a later date or occurrence of a particular event. The Committee’s authority under this Section 10.4(d) shall expire immediately upon a Change of Control.

10.5	Eligibility for Payments.

(a)	Except for Payments described in Section 10.5(b) and (c), and except in the event of a Termination Upon a Change of Control, a Participant shall be eligible to receive a Payment for a Performance Period under Section 10.4 only if the Participant has been employed by the Company continuously from the date of Participant’s grant of Performance Shares and/or Units through the date of Payment.

(b)	For the purposes of this Section 10.5, a leave of absence of less than three months’ duration with the approval of the Company is not considered to be a break in continuous employment. In the case of a leave of absence of three months or longer:

(1)	The Committee shall determine whether or not the leave of absence constitutes a break in continuous employment for purposes of a Payment; and

(2)	If a Participant is on a leave of absence on the date that the Payment is to be made, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Payment, and any determination as to eligibility for a Payment may be deferred for a reasonable period after such return.

(c)	If the employment of a Participant is terminated by reason of Early Retirement, Retirement, death or Disability after receipt of a Performance Share or Unit grant, but before the related Payment is made, the Committee or its designee shall determine whether a Payment shall be made to or on behalf of such Participant, and whether the Payment, if made, shall be in full or prorated based on factors determined in the sole discretion of the Committee or its designee. Any such Payment shall be made to the Participant or the Participant’s estate.

(d)	In the event of a Termination Upon a Change of Control of a Participant, the Company shall make a Payment in cash to the Participant within 30 days following the Termination Upon a Change of Control for all of the Participant’s outstanding Performance Share and Units as of the date of the Participant’s Termination Upon a Change of Control.

(e)	In the case of Units described in Section 10.5(d), the value of each Unit shall be the greatest of:

(1)	The Unit target value;

(2)	The highest value established by the Committee for any Unit Payments made to any Participants during the twelve-month period immediately preceding the date of Participant’s Termination Upon a Change of Control; or

(3)	The average of the highest values established by the Committee for the last two Unit Payments made to any Participants before the Participant’s Termination Upon a Change of Control.

(f)	In the case of Performance Shares described in Section 10.5(d), the applicable Vesting Percentage shall be the greatest of:

(1)	100%;

(2)	The Vesting Percentage for the Performance Period that ended immediately before the Participant’s Termination Upon a Change of Control; or

(3)	The average of the Vesting Percentages established by the Committee for the last two Performance Periods that ended before the Participant’s Termination Upon a Change of Control.

10.6	Form of Payment.

(a)	Except as otherwise provided in Section 10.6(d), Payments shall be made in cash, shares of Common Stock (including Restricted Stock), Options or a combination of any of these forms of Payment, as determined by the Committee in its sole discretion.

(b)	If a Payment is made wholly or partially in shares of Common Stock, the Payment shall be made in a number of whole shares. That number of shares shall have an aggregate Fair Market Value that most closely approximates, but does not exceed, the dollar amount of the Payment if made in cash.

(c)	A Participant’s Payment may be deferred under the Deferred Compensation Plan. Common Stock that would have been issued but for deferral under this provision shall be issued under this Plan at the end of the deferral period.

(d)	In case of any deferral under Section 9.3 or 10.6(c), the rate of return that may be credited upon the deferred compensation shall comply with requirements under Code Section 162(m), if applicable, so as not to be considered an impermissible increase in compensation.

ARTICLE 11

Shares Authorized under the Plan

11.1	Maximum Number Authorized.

(a)	The number of shares of Common Stock authorized to be issued pursuant to Options, SARs, rights, grants or other awards under this Plan shall be (a) the 25 million shares previously authorized for issuance under the Prior Plan as described in Section 11.1(c), plus (b) any shares remaining as of the date the Plan is approved by shareholders of the 10 million shares authorized for issuance under the CIGNA Corporation Stock Plan as described in Article I and Section 11.1(c).

(b)	The maximum aggregate number of shares that may be issued as Incentive Stock Options is 10 million. No more than three million of the shares authorized for issuance under the Plan may be awarded or granted, from and after the date CIGNA Corporation shareholders approve this amended and restated Plan, under Articles 7, 8, 9 and 10 in the form of Common Stock.

(c)	The total number of shares previously authorized by CIGNA Corporation shareholders under the Prior Plan were: 15 million shares (after adjustment for a 3-for-1 stock split in May 1998) authorized at the annual shareholders meeting on April 26, 1995 and 10 million shares authorized at the annual shareholders meeting on April 26, 2000. CIGNA Corporation shareholders had also previously authorized 10 million shares for issuance under the CIGNA Corporation Stock Plan at the CIGNA Corporation annual meeting on April 24, 1991.

11.2	Maximum Number Per Participant. The aggregate number of shares of Common Stock subject to Options and SARs that may be granted during any calendar year to any individual shall be limited to 2,500,000.

11.3	Share Counting.

(a)	From and after the Effective Date, the following shall not reduce the number of authorized shares of Common Stock available for issuance under this Plan:

(1)	Common Stock reserved for issuance upon exercise or settlement, as applicable, of awards granted under the Plan, to the extent the awards expire or are canceled or surrendered;

(2)	Restricted Stock granted under the Plan, to the extent such Restricted Stock is forfeited under Section 7.5 or is otherwise surrendered to the Company before the Restricted Period expires; and

(3)	Awards, to the extent the payment is actually made in cash.

(b)	From and after the Effective Date, the following shares shall not become available for issuance under the Plan:

(1)	Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under this Plan;

(2)	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

(3)	Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

11.4	No Fractional Shares. No fractional shares of Common Stock shall be issued, accepted as payment of an Option exercise price or remitted to meet tax-withholding obligations under the Plan.

11.5	Source of Shares. Common Stock may be issued from authorized but unissued shares or out of shares held in CIGNA Corporation’s treasury, or both.

ARTICLE 12

Antidilution Provisions

Except as expressly provided under the Plan, the following provisions shall apply to all shares of Common Stock (including Restricted Stock) authorized for issuance and all Options and SARs granted under the Plan:

12.1	Stock Dividends, Splits, Etc. In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock:

(a)	The number of authorized shares of Common Stock, and any numerical share limits, under the Plan will be adjusted proportionately; and

(b)	There will be a proportionate adjustment in: the number of shares of Common Stock subject to unexercised stock Options and SARs; the per share Option and SAR exercise price (but without adjustment to the aggregate Option or SAR exercise price); the number of shares of Restricted Stock outstanding; and the number of Strategic Performance Shares outstanding.

12.2	Merger, Exchange or Reorganization. If the outstanding shares of Common Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA Corporation or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination (an “Event”), appropriate adjustment shall be made by the Committee in the number of shares and kind of Restricted Stock and Common Stock for which Options, SARs and other rights may be or may have been awarded under this Plan, so that the proportionate interests of Participants shall be maintained as before the Event. However, in case of any contemplated Event which may constitute a Change of Control, the Committee, with the approval of a majority of the members of the Board who are not then Participants, may modify any and all outstanding Restricted Stock, Options, SARs and other rights (except those deferred under Section 9.3), so as to accelerate, as a consequence of or in connection with the Event, the vesting of a Participant’s right to exercise any such Options or SARs or the lapsing of the Restricted Periods for shares of Restricted Stock or the accelerated payment of any deferred dividend equivalent rights.

ARTICLE 13

Administration of Plan

13.1	General Administration. The Plan shall be administered by the Committee, subject to any requirements for review and approval by the Board that the Board may establish.

13.2	Administrative Rules. The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations relating to this Plan, to interpret the Plan and to rule on any questions relating to any of its provisions, terms and conditions.

13.3	Committee Members Not Eligible. No member of the Committee shall be eligible to participate in this Plan.

13.4	Decisions Binding. All decisions of the Committee concerning this Plan shall be binding on CIGNA Corporation and its Subsidiaries and their respective boards of Directors, and on all Eligible Employees, Participants and other persons claiming rights under the Plan.

ARTICLE 14

Amendments

14.1	General Provisions. All amendments to this Plan shall be in writing and shall be effective when approved by the Board, except that a Plan amendment shall not be effective without the prior approval of CIGNA Corporation shareholders if necessary under Internal Revenue Service or SEC regulations, or the rules of the New York Stock Exchange or any applicable law. Unless otherwise expressly provided by an amendment or the Board, no amendment to this Plan shall apply to any Plan awards made before the effective date of the amendment. A Participant’s rights under any Plan grants or awards, including any rights under paragraph 10.5(d), and a transferee’s rights relating to any transferred derivative securities, may not be abridged by any amendment, modification or termination of the Plan without his individual consent.

14.2	Compliance with Code Section 409A. The Board or Committee may make any changes required to conform the Plan and any Option agreements or other grants with applicable Code provisions and regulations relating to Incentive Stock Options or to deferral of compensation under Code Section 409A.

14.3	Continuing Effect of Prior Plan. Unless expressly provided by this Plan or by action of the Board or Committee, the provisions of the Prior Plan shall apply to all outstanding Strategic Performance Units granted before January 1, 2005 and to all outstanding Restricted Stock and Options granted before the date this Plan is approved by CIGNA Corporation shareholders. The Board or Committee may, however, apply any changes made by this Plan to the Prior Plan to SPUs, Restricted Stock and Options granted under the Prior Plan to the extent not inconsistent with Code Section 409A and Section 14.1.

ARTICLE 15

Other Provisions

15.1	Effective Date. The Plan as amended and restated is effective as of January 1, 2005, subject to approval by the shareholders of CIGNA Corporation.

15.2	Duration of the Plan. The Plan shall remain in effect until all Options and rights granted under the Plan have been satisfied by the issuance of Common Stock or terminated under the terms of this Plan, all Restricted Periods applicable to Restricted Stock granted under the Plan have lapsed, and all Performance Periods related to Performance Shares and Units granted under the Plan have expired, and all related Performance Share or Unit Payments have been made.

15.3	Early Termination. Notwithstanding Section 15.2, the Board may terminate this Plan at any time; but no such action by the Board shall adversely affect the rights of Participants which exist under this Plan immediately before its termination.

15.4	General Restriction. No Common Stock issued pursuant to this Plan shall be sold or distributed by a Participant until all appropriate listing, registration and qualification requirements and consents and approvals have been obtained, free of any condition unacceptable to the Board. In no event shall the value, amount or form of consideration for any award under the Plan be less than the value or amount, or in other than the form, required by applicable Delaware law.

15.5	Awards Not Assignable.

(a)	No derivative security (as defined in rules promulgated under Exchange Act Section 16), including any right to receive Common Stock (such as Options, SARs or similar rights), or any Strategic Performance Shares or Strategic Performance Units, or any right to payment under the Plan, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect. Any right to receive Common Stock or any other derivative security (including Options, SARs or similar rights) shall be exercisable during a Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative.

(b)	Notwithstanding Section 15.5(a), the Committee shall have the authority, in its discretion, to grant (or to sanction by way of amendment of an existing grant) derivative securities (other than Incentive Stock Options) that may be transferred without consideration by the Participant during his lifetime to any member of his immediate family, to a trust established for the exclusive benefit of one or more members of his immediate family, to a partnership of which the only partners are members of his immediate family, or to such other person as the Committee shall permit. In the case of a grant, the written documentation containing the terms and conditions of such derivative security shall state that it is transferable, and in the case of an amendment to an existing grant, such amendment shall be in writing. A derivative security transferred as contemplated in this Section 15.5(b) may not be subsequently transferred by the transferee except by will or the laws of descent and distribution and shall continue to be governed by and subject to the terms and limitations of the Plan and the relevant grant. The Committee, in its sole discretion at the time the transfer is approved, may alter the terms and limitations of the relevant grant and establish such additional terms and conditions as it shall deem appropriate. As used in this subparagraph, “immediate family” shall mean, as to any person, a current or former spouse or domestic partner (as defined under the CIGNA Pension Plan), any child, stepchild or grandchild, and shall include relationships arising from legal adoption.

15.6	Withholding Taxes. Upon the exercise of any Option or SAR, the vesting of any Restricted Stock, or payment of any award described in Section 4.1(d), (e), (f) or (g), or upon the exercise of an Incentive Stock Option prior to the satisfaction of the holding period requirements of Code Section 422, the Company shall have the right at its option to:

(a)	require the Participant (or personal representative or beneficiary) to remit an amount sufficient to satisfy applicable federal, state and local withholding taxes; or

(b)	deduct from any amount payable the amount of any taxes the Company may be required to withhold because of the transaction.

The Committee may require or permit the Participant to remit all or part of the required withholding amount in Common Stock (other than Restricted Stock). The remitted Common Stock may be shares deliverable to the Participant because of the transaction giving rise to the withholding obligation (in which case the number of shares of Common Stock delivered to a Participant shall be reduced by the number of shares so remitted) or shares the Participant has owned without restriction for at least six months as of the date the withholding obligation arises. If the Committee permits a Participant to elect to remit Common Stock, the election shall be made on or before the date the withholding obligation arises and be subject to the disapproval of the Committee.

The Committee may establish any additional conditions it deems appropriate. The value of any remitted Common Stock shall be its Fair Market Value as of the date the withholding obligation arises.

15.7	Book Entry; Certificates. A book entry shall be made in the electronic share ownership records maintained by the Company or the Company’s transfer agent as evidence of the issuance of Common Stock to a Participant (or beneficiary) upon a Restricted Stock grant, the exercise of an Option or any other grant or payment of Common Stock under the Plan. The Company or its transfer agent shall deliver to any Participant (or beneficiary), upon his request and subject to his compliance with applicable administrative procedures the Company or its transfer agent may establish, a certificate for any of the shares evidenced by book entry. A certificate for Restricted Stock, however, will not be delivered until the applicable Restricted Period has expired.

15.8	Participant’s Rights Unsecured. The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

15.9	Future Award Not Guaranteed. Any award to a Participant described in Section 4.1 is not intended to be, or to be construed as, a right to receive another award at any later time.

15.10	Termination of Employment. The Company retains the right to terminate the employment of any employee at any time for any reason or no reason, and an award or grant under the Plan to an Eligible Employee is not, and shall not be construed in any manner to be, a waiver of that right.

15.11	Successors. Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of CIGNA Corporation, shall assume the liabilities of CIGNA Corporation under this Plan and perform any duties and responsibilities in the same manner and to the same extent that CIGNA Corporation would be required to perform if no such succession had taken place.

15.12	Construction. The terms used in this Plan shall include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires.

Travel Directions

FROM CENTER CITY PHILADELPHIA

AND SOUTH JERSEY

Take I-76 West (Schuylkill Expressway) to I-476 (Blue Route) South towards Chester. Proceed on I-476 South to next exit, Exit 13 (US 30 - St. Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for “Once on US 30 (Lancaster Avenue)...”

FROM PA TURNPIKE (EAST OF VALLEY FORGE) AND NORTH

Exit PA Turnpike at Exit 333 (MidCounty). Proceed through toll plaza, follow signs for I-476 South (Blue Route) towards Chester. Proceed on I-476 South for 8 miles, to Exit 13 (US 30 - St. Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for “Once on US 30 (Lancaster Avenue)...”

FROM PHILADELPHIA INTERNATIONAL AIRPORT AND DELAWARE

From Airport follow signs for I-95 South. From Delaware take I-95 North. Proceed on I-95. Follow signs for I-476 North (Blue Route, near McDade Boulevard exit). Travel on I-476 North for 14 miles to Exit 13 (US 30 - St. Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for “Once on US 30 (Lancaster Avenue)...”

FROM KING OF PRUSSIA, VALLEY FORGE AND PA TURNPIKE (WEST OF VALLEY FORGE)

Exit PA Turnpike at Exit 326 (Valley Forge). Proceed through tolls onto I-76 East (Schuylkill Expressway). From King of Prussia area, take Route 202 to I-76 East(Schuylkill Expressway). Travel on I-76 East to Exit 331A. Follow signs for I-476 South (Chester). Proceed on I-476 South to Exit 13 (US 30 - St. Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Avenue). Continue with directions below for “Once on US 30 (Lancaster Avenue)...”

ONCE ON US 30 (LANCASTER AVENUE, FROM I-476)

Follow Route 30 East to first traffic light. Turn right on to Route 320 South (Sproul Road). Continue on Route 320 South for approximately .7 miles to 1st traffic light (under underpass) and turn left on to Conestoga Road. Follow Conestoga Road approximately 2.1 miles to third traffic light/dead end. Yangming Restaurant will be on your left and 7-11 Mini-Mart will be straight ahead. Bear right on to County Line Road (the 7-11 will be on your right). Proceed on County Line Road approximately .3 miles to second traffic light. Turn right onto Bryn Mawr Avenue (before WaWa Mini Mart). Follow Bryn Mawr Avenue for approximately 150 yards to the main entrance of The American College on the right hand side. Turn into main entrance and follow the directional signs to the Gregg Conference Center.

BY TRAIN

There is a frequent SEPTA commuter service, on the R5, between Bryn Mawr and Center City Philadelphia (30th Street Station or Suburban Station). Travel time is approximately 20 minutes. The R5/Bryn Mawr Station is just under a mile from the Conference Center. The 100 Line is a trolley that connects in Philadelphia at 69th Street. It is 1 block from the Gregg Center. SEPTA Travel Information Center (215) 580-7800.

CIGNA Corporation One Liberty Place 1650 Market Street Philadelphia, PA 19192-1550 March 21, 2005

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

CIGNA Corporation Shareholders and CIGNA and IntraCorp 401-k Plan Participants:

The annual meeting of shareholders will be held on Wednesday, April 27, 2005 at 3:30 p.m. at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions to The Gregg Conference Center are at the end of the proxy statement.

At the meeting, we will ask the shareholders to:

1.	Elect three directors for terms expiring in April 2008 and one director for a term expiring in April 2006;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2005; and

3.	Approve the CIGNA Long-Term Incentive Plan (As Amended and Restated effective as of January 1, 2005).

We plan a business meeting focused on these items, then we will attend to any other proper business that may arise. We also will offer time for your questions and comments.

The Board of Directors recommends that you vote in favor of Items 1, 2 and 3. These proposals are described in the proxy statement. CIGNA’s 2005 Proxy Statement and 2004 Annual Report to Shareholders are available online by going to www.cigna.com >Investor Relations > Most Recent Disclosures > Financial Literature. You may also contact CIGNA’s Shareholder Services Department at 215.761.3516 for an Annual Report and Proxy Statement.

CIGNA shareholders of record at the close of business on February 28, 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof. Your vote is important, even if you do not own many shares. CIGNA encourages you to exercise your right to vote by any of the following means:

1.	By returning a completed, signed and dated voting instruction card in the enclosed envelope;

2.	By telephone in the United States at 1.866.540.5760; or

3.	Over the Internet at http://www.proxyvoting.com/ci.

Sincerely,

H. EDWARD HANWAY

Chairman and Chief Executive Officer

By order of the Directors

CAROL J. WARD

Corporate Secretary

CIGNA and Intracorp 401(k) Plan Participants:

The following notice about the Annual Shareholders Meeting and an enclosed proxy card are being mailed to your home address. You may already have received it. If not, you can expect it shortly.

The upper right-hand corner of the voting side of the proxy card (the side you would sign) indicates the total number of shares of CIGNA stock for which you have:

•	Voting rights as a direct shareholder (shares held for you in a Mellon Investors account, including restricted stock, vested shares and shares you acquired and hold directly in your own name); and

•	Pass-through voting rights as an investor in the CIGNA Stock Fund of the CIGNA or Intracorp 401(k) Plan.

You may exercise your right to vote over the internet at the web address found at the bottom of this notice.

Click here to view the 2005 Proxy Statement and the 2004 Annual Report.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder and in the discretion of the proxies upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, 2 AND 3.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

01 PETER N. LARSON

02 CAROL COX WAIT

03 WILLIAM D. ZOLLARS

04 MARILYN WARE

2. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

FOR AGAINST ABSTAIN

FOR all nominees (except as marked to the contrary)

WITHHOLD for all Nominees

3. Approval of CIGNA Long-Term Incentive Plan.

FOR AGAINST ABSTAIN

To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) in the space provided below:

Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.

Voting Instructions for positions held in the CIGNA 401(k) Plan and the IntraCorp 401(k) Performance Sharing Plan will be held confidential.

Dated:

, 2005

Signature

Signature if held jointly

Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ci

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

P R O X Y

Proxy/Voting Instruction Card

CIGNA CORPORATION

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Christine A. Reuther, the Corporation’s Assistant Corporate Secretary, and Carol J. Ward, the Corporation’s Corporate Secretary, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on February 28, 2005 and all of the shares as to which the undersigned then had the right to give voting instruction to the record holder (trustees) under the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan at the Annual Meeting of Shareholders, to be held at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA 19010 on April 27, 2005, at 3:30 p.m. or at any adjournment thereof, on the matters set forth below:

1. ELECTION OF DIRECTORS, Nominees for terms expiring April 2008: 01 Peter N. Larson, 02 Carol Cox Wait and 03 William D. Zollars; and for a term expiring April 2006: 04 Marilyn Ware.

2. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

3. Approval of CIGNA Long-Term Incentive Plan.

In their discretion, upon such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy.

If you use this card to vote, you must sign it on the reverse side in order for your vote to be counted. SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

CIGNA Corporation Annual Meeting of Shareholders

April 27, 2005 3:30 p.m.

The Gregg Conference Center at The American College 270 S. Bryn Mawr Avenue Bryn Mawr, PA 19010